Exhibit 99.2

KIMBERLY-CLARK CORPORATION
NONQUALIFIED STOCK OPTION
SUBSTITUTE AWARD AGREEMENT

Effective as of [Closing Date TBD] (the “Grant Date”), Kimberly-Clark Corporation, a Delaware corporation (hereinafter called the “Corporation”), hereby grants to __________ (the “Participant”) a Substitute Award in the form of an option (the "Substitute Option" or the "Award"). The number of shares subject to the Substitute Option is calculated in accordance with the provisions set forth in the Agreement and Plan of Merger, dated as of November 2 ,2025, by and among Kenvue Inc., a Delaware corporation ("Kenvue"), the Corporation, Vesta Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of the Corporation and Vesta Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Corporation (the "Merger Agreement"). Pursuant to the transactions contemplated by the Merger Agreement (the "Merger"), the Corporation is granting this Substitute Option in replacement of certain options granted by Kenvue prior to the closing of Merger.

In accepting this Substitute Option, the Participant understands and agrees that (i) the Substitute Option is granted in substitution for the Participant's options (the "Prior Option") granted by Kenvue under the Kenvue Inc. Long-Term Incentive Plan on [insert date] the ("Original Grant Date") and (ii) Participant is entitled to no further rights or payments with respect to the Prior Option.

The Substitute Option is subject to the terms and conditions of the Kimberly-Clark Corporation 2021 Equity Participation Plan (the “Plan”) and this Award Agreement, including any country-specific terms and conditions contained in Appendix A to the Award Agreement. Notwithstanding the foregoing, to the extent the Participant is not employed by the Corporation or an Affiliate as of the Grant Date (a "Qualifying Former Employee"), the Substitute Option is granted separate and apart from, and outside of, the Plan and shall not constitute an award granted under or pursuant to the Plan; provided, however, unless otherwise expressly stated herein, the Substitute Option is governed by terms and conditions identical to those of the Plan, which are incorporated herein by reference. If the Participant is a Qualifying Former Employee, references in this Award Agreement to participation in the Plan or to an Award granted under the Plan shall be construed as references to the Participant’s receipt of the Award, and the provisions of the Plan incorporated herein shall apply solely as contractual terms of this Award Agreement.

W I T N E S S E T H:

WHEREAS, the Corporation has adopted the Plan to encourage those employees who materially contribute, by managerial, scientific or other innovative means, to the success of the Corporation or of an Affiliate, to acquire an ownership interest in the Corporation, thereby increasing their motivation for and interest in the Corporation's and its Affiliates’ long-term success;

NOW, THEREFORE, it is agreed as follows:

1.            Number of Shares Optioned; Option Price. The Corporation grants to the Participant the right and option to purchase in his own name, on the terms and conditions hereinafter set forth, all or any part of an aggregate of _______ shares of the $1.25 par value Common Stock of the Corporation, and at the purchase price of $_____ per share (the "Option Price"), as granted on the date set forth above. This option shall not be an incentive stock option within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the "Code").

2.            Vesting.

(a)           Except as otherwise set forth in this Award Agreement or determined by the Corporation, the Substitute Option will vest in accordance with the same vesting schedule as measured from the same vesting commencement date (the "Vesting Commencement Date") as applied to the Prior Option, such that the Substitute Option will vest on the same dates (the "Scheduled Vesting Dates") and at the same rate as the corresponding Prior Option, or in the case of a Participant who is a Qualifying Former Employee, at the same time (if any) following such Participant's termination of employment from Kenvue and its affiliates ("Kenvue Termination Date") as applied to the Prior Option. Notwithstanding anything to the contrary herein, a Qualifying Former Employee shall not be entitled to any vesting hereunder that did not apply to the Prior Option. This vesting schedule, including the Vesting Commencement Date and the applicable Scheduled Vesting Dates will be reflected on the Fidelity NetBenefits or Merrill Lynch Benefits on-line site, as applicable: [insert link, if available].

Except as otherwise provided in this Award Agreement, the Substitute Option shall become vested on the above stated Scheduled Vesting Dates; provided that, with respect to each Substitute Option, the Participant is (i) Employed (as defined below) on the applicable Scheduled Vesting Date and has been Employed at all times since the Grant Date or is a Qualifying Former Employee and (ii) the Participant has complied with and is in compliance with the terms of this Award Agreement, as determined by the Corporation in its sole discretion.

3.            Termination of Employment. The termination provisions of the Substitute Option are as described in this Section 3; provided, however, if the Participant is a Qualifying Former Employee, provisions in Sections 3(a) through 3(e) or 3(j) that do not reflect the circumstances of the Participant's termination of employment from Kenvue and its affiliates do not apply to the Substitute Option, references to the Date of Termination shall mean the Participant's Kenvue Termination Date, and any event, condition or status relevant to the application of such provision shall be deemed to have occurred or been determined as of the Participant's Kenvue Termination Date.

(a)            Termination of Employment – General. If the Participant ceases to be Employed for any reason, then, except as otherwise provided in this Section 3, (i) any portion of the Substitute Option that has not vested as of the Date of Termination shall immediately be forfeited for no consideration as of the Date of Termination; and (ii) any portion of the Substitute Option that has vested as of the Date of Termination and that has not been exercised shall terminate in full on the earlier of (A) the date that is three months after the Date of Termination and (B) the Expiration Date. [For the avoidance of doubt, the terms set forth in this Section 3 shall apply to the Substitute Option granted hereunder, regardless of the Participant's pay grade or title on the Date of Termination. ]1

1 This language is included in the Kenvue Founder Shares Option Agreement only.

For purposes of this Award Agreement, "Employed" or "Employment" means any period of time during which the Participant is an employee of the Corporation or its Affiliates (or, in the case of a Qualifying Former Employee, any period of time during which the Participant was an employee of Kenvue or its affiliates) in good standing, as determined by the Corporation in accordance with its applicable practices, policies and records; provided, that, during such period the Participant is (i) in active employment status with the Corporation or its Affiliates or (ii) on a Corporation-approved leave of absence (as determined by the Corporation in its sole discretion). For the avoidance of doubt, the Participant shall not be considered to be Employed (x) for any period during which the Participant is not considered to be an employee in good standing pursuant to the Corporation’s practices, policies and records, (y) during any notice period or salary continuation period required by contract, practice or local law (such as a “garden leave” or similar period) or any severance period (if the Participant is covered by a severance agreement or arrangement) or (z) for any period of leave that is not approved by the Corporation (as determined by the Corporation in its sole discretion).

For purposes of this Award Agreement, "Date of Termination" means that date on which the Participant's Employment terminates, or in the case of a Qualifying Former Employee, the Participant's Kenvue Termination Date.

For purposes of this Award Agreement, "Expiration Date" means the tenth anniversary of the Original Grant Date.

(b)            Termination of Employment due to Death. If the Participant dies while Employed, then any portion of the Substitute Option that remains outstanding and that has not vested shall immediately become vested in full as of the Participant's date of death and the Participant's estate, beneficiary or any person who acquires the Substitute Option by inheritance or devise, as applicable, shall have the right to exercise any vested and unexercised portion of the Substitute Option[: (i) if the Participant entered into the Undertaking, from the Exercisability Date until the Expiration Date; or (ii) if the Participant did not enter into the Undertaking, from the date of the Participant’s death]2 until the Expiration Date.

(c)            Termination of Employment due to Disability. If the Participant's Employment terminates by reason of the Participant's Disability, then any portion of the Substitute Option that remains outstanding and that has not vested shall immediately become vested in full as of the Date of Termination [Disability]3 and the Participant (or should the Participant die within said period, then the Participant's estate, beneficiary or any person who acquires the Substitute Option by inheritance or devise, as applicable) shall have the right to exercise any vested and unexercised portion of the Substitute Option[: (i) if the Participant entered into the Undertaking, from the Exercisability Date until the Expiration Date; or (ii) if the Participant did not enter into the Undertaking, from the Date of Termination]4 until the Expiration Date.

2 This language is included for the options granted to Belgian employees only.

3 This language is specific to the 2023 Kenvue Special Option Agreement and the Founder Share Award Agreements.

4 This language is included for the options granted to Belgian employees only.

For purposes of this Award Agreement, "Disability" means any medically determinable physical or mental impairment resulting in the Participant's inability to perform the duties of his or her position of employment or any substantially similar position, where the impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months. Notwithstanding the foregoing, (i) the Participant will not be considered to have incurred a Disability unless the Participant is identified as “disabled” (or of similar status) in accordance with the personnel and/or human resources policies of the Corporation or its applicable Affiliate, as in effect from time to time and (ii) if the Substitute Option is subject to Section 409A (as determined by the Corporation), then the Participant will not be considered to have incurred a Disability unless such condition also constitutes a “disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4).

(d)            Certain Involuntary Terminations. If the Participant's Employment is terminated (i) by the Corporation or an Affiliate other than for Cause, [(ii) by the Participant for Good Reason]5 [or (iii) pursuant to a mandatory retirement provision under an applicable Corporation policy or applicable legal requirement, as determined by the Corporation in its sole discretion]6[as a result of a Divestiture in which the then unvested portion of the Option is forfeited and is not replaced with an award of equivalent value to the portion so forfeited (which may be a cash- or equity-based award), as determined by the Corporation in its sole discretion or a Reduction in Force; and if the Grant Date occurred more than six months prior to the Date of Termination,]7, then the Participant shall vest in a Pro Rata Portion of the Substitute Option on the first Scheduled Vesting Date [immediately following the Participant's Date of Termination]8; provided, however, if the Participant is a Qualifying Former Employee, the Substitute Option granted hereunder (as previously pro-rated through the Participant's Kenvue Termination Date) shall vest on such Scheduled Vesting Date. Any portion of the Substitute Option that has vested as of the Date of Termination (or that becomes vested after the Date of Termination in accordance with this Section 3(d) and that has not been exercised) shall terminate in full on the earlier of (1) the date that is six months after the later of (x) the Scheduled Vesting Date [on which such portion of the Option vested]9 and (y) the Date of Termination [(if the Participant did not enter into the Undertaking) or (II) the later of (y) the Exercisability Date and (z) the Date of Termination (if the Participant entered into the Undertaking)]10 and (2) the Expiration Date; provided, however, that if the Participant's termination of Employment by the Corporation or an Affiliate other than for Cause [or by the Participant for Good Reason]11 occurs within the one-year period following the First Effective Time (as defined in the Merger Agreement), then any portion of the Substitute Option that has vested as of the Date of Termination (or that becomes vested after the Date of Termination in accordance with this Section 3(d) and that has not been exercised) shall in any case be exercisable until the earlier of (1) the date that is 12 months after the Participant's Date of Termination and (2) the Expiration Date.

5 Good Reason language is not included in agreements for employees below certain Kenvue pay grades.

6 This language is not included in the 2023 Kenvue Special Option Agreement, the 2024 OGA 41 and above agreement.

7 This language is included in the Founder Shares agreement only.

8 This language is not included in the Founder Shares Award agreement.

9 This language is not included in the Founder Shares Award agreement.

10 This language is included for the options granted to Belgian employees only.

11 Good Reason language is not included in agreements for employees below certain Kenvue pay grades.

For purposes of this Award Agreement, “Pro Rata Portion of the Substitute Option” means a portion of the Substitute Option with respect to the number of shares of Common Stock equal to the result, rounded to the nearest whole number, of (I)(x) the product of (1) the total number of stock options originally granted [and scheduled to vest on the Scheduled Vesting Date]12 under the Prior Option and (2) the Equity Award Exchange Ratio (as defined in the Merger Agreement), multiplied by (y) a fraction, the numerator of which is the number of days that elapsed from the Vesting Commencement Date through and including the Date of Termination and the denominator of which is the total number of days in the period commencing on the Vesting Commencement Date and ending on (and including) the final Scheduled Vesting Date, [minus (II) the sum of (a) the number of shares of Common Stock subject to the portion of the Substitute Option that vested prior to the Date of Termination (if any), plus (b) the product of (1) the number of shares subject to the portion of the Prior Option that vested prior to the Grant Date and (2) the Equity Award Exchange Ratio]13.

Notwithstanding this Section 3(d), the Participant will be treated as having terminated Employment pursuant to Section 3(a) hereof if, at any time prior to the first Scheduled Vesting Date immediately following the Participant's Date of Termination, the Corporation determines in its sole discretion that applying this Section 3(d) in a particular case (or cases) is not advisable or appropriate or consistent with the intent of this Section 3(d). The portion of the Substitute Option that is unvested as of the Date of Termination and that is not eligible to vest as part of the Pro Rata Portion of the Substitute Option, if any, shall immediately be forfeited for no consideration as of the Date of Termination.

[For purposes of this Award Agreement, "Good Reason" means the occurrence of one or more of the following, without the Participant's written consent: (i) a greater than 10% decrease in the Participant's base salary, other than where such reduction is part of a broad-based compensation reduction applicable to similarly situated employees; (ii) a 50% or more reduction (as determined by the Committee’s sole discretion) in the Participant's authorities, responsibilities and duties; or (iii) the Participant's assigned primary work address is changed (or company designated fully remote alternate work arrangement is terminated) resulting in an increase in the Participant's one-way commuting distance by fifty (50) or more miles from the Participant's primary home residence to the new assigned primary work address (with such commuting distance to be determined by using Google Maps); provided, in each case, that such events shall not constitute Good Reason unless the Participant provides written notice to the Corporation of the occurrence of such event within 30 days of the occurrence of such event and the Corporation does not cure such event within 30 days after receipt of such notice, and the Participant terminates Employment within 30 days after the end of such cure period.]14

12 This language is included in the Founder Shares agreement only.

13 This language is not included in the Founder Shares Award agreement.

14 Good Reason language is not included in agreements for employees below certain Kenvue pay grades.

For purposes of this Award Agreement, "Cause" means the Participant’s: (i) conviction for, or a plea of nolo contendere to, the commission of a felony under federal or state law; or (ii) any act by the Participant that, in the Corporation’s opinion, constitutes fraud, embezzlement, dishonesty, disclosure of confidential information, the willful and deliberate failure to perform the Participant’s Employment or service duties in any material respect, a conflict of interest, a violation of the non-competition obligations set forth in this Award Agreement or any other applicable non-competition, non-solicitation or confidentiality agreement or obligation between the Participant and the Corporation or any of its Affiliates, a violation of any standards of conduct policies or other policies of the Corporation or any of its Affiliates to which the Participant is subject or any other event that is inimical or contrary to the best interests of the Corporation and any of its Affiliates. Any determination of “Cause” shall be made by the Corporation in its sole discretion, and its determination shall be final and binding.

[For purposes of this Award Agreement, "Divestiture" means the disposition of an organizational unit or business unit by the Corporation or one of its subsidiaries, whether pursuant to merger, reorganization, consolidation, spinoff, splitoff, sale of assets, sale of stock, outsourcing arrangement, or asset transfer, in each case that (i) the Corporation determines constitutes a Divestiture and (ii) directly results in (A) the termination of the Participant’s Employment and the employment of a group of employees of the Corporation Group and (B) the Participant and such other employees become employed by, or continue employment with, an acquiring company or staffing firm.

For purposes of this Award Agreement, “Reduction in Force” means a termination of Employment (i) due to a position elimination or (ii) in connection with a site closing or plant closing; provided that, a relocation as a result of a site closing or plant closing shall not constitute a Reduction in Force. The determination of whether there has been a position elimination for purposes of this Award Agreement, or whether a termination of Employment is otherwise in connection with a Reduction in Force, shall be made by the Corporation in its sole discretion and without regard to whether the Participant is eligible to receive severance or other separation benefits from any member of the Corporation Group in connection with the Participant’s termination of Employment.]15

[(e)      Termination Due to Qualifying Separation. If the Participant's Employment terminates prior to the final Scheduled Vesting Date: (A) for any reason other than a termination of Employment pursuant to Section 3(b), Section 3(c) or Section 3(g) and (B) as of the Date of Termination, either (I) the Participant has attained age fifty-five (55) and has at least ten (10) years of Service with at least five (5) consecutive years of Service immediately before the Participant's Date of Termination or (II) the Participant has attained age sixty-two (62) (a termination of Employment that satisfies the conditions set forth in clauses (A) and (B) above, a “Qualifying Separation”), then, (x) if the Vesting Commencement Date occurred within one year prior to the Participant's Date of Termination, the Participant shall vest in a Pro Rata Portion of the Substitute Option on the first Scheduled Vesting Date immediately following the Participant's Date of Termination, or (y) if the Vesting Commencement Date occurred more than one year prior to the Participant's Date of Termination, the Participant shall vest in the Substitute Option (to the extent still outstanding and not already vested) on the applicable Scheduled Vesting Date(s) in accordance with the schedule set forth above; provided, however, if the Participant is a Qualifying Former Employee, the Substitute Option granted hereunder (as previously pro-rated through the Participant's Kenvue Termination Date) shall vest on such applicable Scheduled Vesting Date(s). Any portion of the Substitute Option that has vested as of the Participant's Date of Termination (or that becomes vested after the Participant's Date of Termination in accordance with this Section 3(e) and that has not been exercised shall remain exercisable until the Expiration Date. If a termination of Employment satisfies the conditions set forth in Section 3(d) and this Section 3(e), only this Section 3(e) shall apply. For purposes of this Section 3(e), the Participant's period of Service with Kenvue or with Johnson & Johnson, or any of their respective subsidiaries or affiliates, before the acquisition of Kenvue by the Corporation shall be counted to the same extent such period were credited under the Prior Option immediately prior to the grant of the Substitute Option. The portion of the Substitute Option that is unvested as of the Participant's Date of Termination that is not eligible to vest as part of the Pro Rata Portion of the Substitute Option, if any, or otherwise hereunder shall be forfeited as of the Participant's Date of Termination for no consideration.

15 This language is included in the Founder Shares Award agreement only.

For purposes of this Award Agreement, "Service" means Employment with the Corporation or its Affiliates, while that corporation or other legal entity was an Affiliate of the Corporation, unless the Corporation has otherwise provided on or before the Grant Date.

Notwithstanding the forgoing, the Participant will be treated as having terminated Employment pursuant to Section 3(a) hereof if, at any time prior to the first Scheduled Vesting Date immediately following the Participant's Date of Termination, the Corporation determines in its discretion that applying this Section 3(e), (1) to employees based on age at the time of termination of Employment and not to all employees may violate any law or public policy applicable to the Participant and/or the Substitute Option (whether as applied to all holders of options or only holders of options in the jurisdiction where the Participant is employed), or (2) in a particular case (or cases) is not advisable or appropriate or consistent with the intent of this Section 3(e).]16

(f)            Death Following Certain Terminations. Notwithstanding the foregoing, if the Participant dies following a termination of Employment pursuant to Section 3(d) or Section 3(e), then, to the extent the Substitute Option (or portion thereof) remains outstanding as of the date of the Participant's death, the Participant's estate, beneficiary or any person who acquires the Substitute Option (or portion thereof) by inheritance or devise, as applicable, shall become fully vested in the Substitute Option (or such portion thereof that remains outstanding) on the date of the Participant's death (to the extent then unvested) and shall have the right to exercise any vested and unexercised portion of the Substitute Option [: (i) if the Participant entered into the Undertaking, from the Exercisability Date until the Expiration Date; or (ii) if the Participant did not enter into the Undertaking, from the date of the Participant’s death]17 until the Expiration Date.

(g)            Termination for Cause. Without limiting the generality of Section 3(d), Section 3(e) and Section 3(f), and notwithstanding any other provision of this Section 3, if the Participant ceases to be Employed for any reason (including without limitation, as a result of the Participant's voluntary resignation) in connection with or following the occurrence of an event that constitutes Cause, then the Substitute Option, whether or not vested, and any other award the Participant holds under the Plan, shall immediately be forfeited for no consideration as of the Date of Termination.

16 This language is not included in the Founder Shares Award agreement.

17 This language is included for the options granted to Belgian employees only.

(h)            Conditions on Vesting Following Termination of Employment. The Participant's eligibility to vest in or exercise the Substitute Option (or any portion thereof) following the Date of Termination, or in the case of a Qualifying Former Employee, following the Grant Date, shall be subject to (i) the Participant's compliance with the restrictive covenant provisions of this Award Agreement and/or any other applicable non-competition or non-solicitation agreement with the Corporation or its Affiliates and (ii) if required by the Corporation at the time of the Participant's termination of Employment, the Participant's execution of a separation agreement and/or general release of claims in favor of the Corporation containing such provisions and in such form as required by the Corporation that becomes effective within sixty (60) days following the Date of Termination (or such earlier date as the Corporation may require).

(i)            Corporation Determinations. In the event of the Participant's termination of Employment, the determination of the reason for such termination and the applicable treatment under this Section 3 shall be made by the Corporation in its sole discretion.

(j)            Change of Control. Notwithstanding anything in this Award Agreement to the contrary, the Substitute Option, to the extent still outstanding, shall be subject to the applicable provisions of the Plan in the event of a Change of Control (with the exception of the final sentence in Section 14(b) of the Plan); provided, however, that for purposes of the Participant's Qualified Termination of Employment as defined in the Plan, the terms Cause [and Good Reason]18 shall have the meanings set forth in this Award Agreement. In addition, if within the two (2) year period following the Merger, the Participant's Employment is terminated either (i) by the Corporation or an Affiliate without Cause or [(ii) by the Participant with Good Reason]19, then any portion of the Substitute Option that remains outstanding and that has not vested shall immediately become vested in full as of the Date of Termination and the Participant (or should the Participant die within said period, then the Participant's estate, beneficiary or any person who acquires the Substitute Option by inheritance or devise, as applicable) shall have the right to exercise any vested and unexercised portion of the Substitute Option for the period set forth in Section 3(d) above, or if applicable, Section 3(e).

4.            Exercise of Option.

(a)           Limitations on Exercise. This Substitute Option may not be exercised until the Vesting Date. Once vested, the Substitute Option (or applicable vested portion thereof) shall be exercisable in accordance with the procedures established by the Corporation. This Substitute Option shall terminate and shall not be exercisable after the closing of the Nasdaq on the earlier of (i) the Expiration Date and (ii) the date on which the Substitute Option otherwise terminates pursuant to this Award Agreement. If the Nasdaq is not open on the date that the Substitute Option terminates, the Option shall no longer be exercisable after the closing of the Nasdaq on the last day immediately preceding such date on which the Nasdaq is open.

18 Good Reason language is not included in agreements for employees below certain Kenvue pay grades.

19 Good Reason language is not included in agreements for employees below certain Kenvue pay grades.

For purposes of this Award Agreement, "Vesting Date" means the earliest of (to the extent applicable): (i) the applicable Scheduled Vesting Date; or (ii) the date of death, in the event of a termination of Employment pursuant to Section 3(b) or a death described in Section 3(f); or (iii) [the Date of Termination]20 [the date the Participant becomes Disabled, in the event of a Disability described]21, in the event the Participant's Employment terminates pursuant to Section 3(c); or (iv) the date the Substitute Option vests pursuant any applicable provision of the Plan.

[For purposes of this Award Agreement, “Exercisability Date” means January 1 of the fourth calendar year following the calendar year in which the Offer Date occurs; provided, that the Substitute Option (or applicable portion thereof) has become vested pursuant to the terms of this Award Agreement.

For purposes of this Award Agreement, “Offer Date” means the date the material terms of the Option are communicated to the Participant in writing.

For purposes of this Award Agreement, “Undertaking” means the Participant’s agreement and undertaking not to exercise any portion of the Substitute Option before the Exercisability Date, nor to transfer any portion thereof (except in case of death) during the term of the Substitute Option.]22

(b)            Method of Exercise. This Substitute Option shall be exercised by executing and delivering to the authorized agent of the Corporation, either directly or through an on-line internet transaction with a brokerage firm authorized by the Corporation, a notice of exercise as to which option rights are being exercised or by complying with such other procedures as the Corporation may establish for notifying the Corporation.  The Participant must pay the full Option Price of the shares at the time being acquired for which the Substitute Option is exercised and any Tax-Related Items (as defined in the Acknowledgment of Conditions section).  Payment may be made in cash or, for U.S. Participants only, in shares of the Corporation's Common Stock as set forth in the terms and conditions of exercise.  The date of exercise shall be deemed to be the date of receipt of the notice and payment for the shares being purchased.  The Participant shall have none of the rights of a stockholder with respect to shares covered by such options until the Participant becomes record holder of such shares.

(c)            Payment of Tax-Related Items. No shares of Common Stock may be purchased under this Substitute Option, unless prior to or simultaneously with such purchase, (i) the Participant or (ii) in the event of his death, the person succeeding to his rights hereunder, pay to the Corporation or an Affiliate, as applicable, such amount as the Corporation advises is required under applicable federal, state or local laws to withhold and pay over to governmental taxing authorities in relation to this Substitute Option. Unless otherwise determined by the Committee, payment of required Tax-Related items (as defined in the Acknowledgment of Conditions section) may be made with shares of the Corporation's Common Stock which otherwise would be distributable upon exercise of the Substitute Option, pursuant to the rules of the Committee.

20 This language is not included in the Founder Shares Award agreement.

21 This language is included in the Founder Shares Award agreement only.

22 This language is included for the options granted to Belgian employees only.

(d)            Automatic Exercise Upon Expiration of the Substitute Option. Notwithstanding any other provision of this Award Agreement, if, as of the close of trading on the last trading day on which all or a portion of the outstanding Substitute Option may be exercised (such day, the “Last Trading Date”), (x) the then-Fair Market Value of a share of Common Stock exceeds the Option Price by at least $0.01 and (y) the result of the option exercise would yield one or more shares of Common Stock (such expiring portion of the Substitute Option that is so in-the-money, the “Auto-Exercise Eligible Option”), the Participant will be deemed to have automatically exercised such Auto-Exercise Eligible Option (to the extent it has not previously been exercised or forfeited) as of the close of trading on the Last Trading Date in accordance with the provisions of this Section 4(d). In the event of an automatic exercise pursuant to this Section 4(d), the Corporation will reduce the number of shares of Common Stock issued to the Participant upon such exercise in an amount necessary to satisfy (A) the Participant's aggregate Option Price obligation for the Auto-Exercise Eligible Option and (B) applicable Tax-Related Items (as defined below) arising upon the automatic exercise (unless the Corporation deems that a different method of satisfying such obligations is practicable and advisable), in each case, based on the closing price of the shares of Common Stock as of the close of trading on the Last Trading Date. In addition, this Section 4(d) shall not apply to any Substitute Option to the extent that this Section causes the Substitute Option to fail to qualify for favorable tax treatment under applicable law. The Corporation may, at any time in its discretion and for any reason, determine not to automatically exercise the Option. The automatic exercise procedure is provided as a convenience and as a protection against inadvertent expiration of a Substitute Option. Because any exercise of a Substitute Option is normally the Participant's responsibility, the Participant hereby waives any claims against the Corporation or any of its Affiliates, employees or agents if an automatic exercise does not occur for any reason and the Substitute Option expires.

5.            Nontransferability and Inalienability of Benefits and Interest. Except as may otherwise be provided by the Committee, this Substitute Option shall be transferable only by will or by the laws of descent and distribution, and during the Participant's lifetime shall be exercisable only by him or her. This Substitute Option and the rights and privileges conferred hereby shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements, or torts of the Participant.

6.            Compliance with Law. No shares of Common Stock may be purchased under this Substitute Option, unless prior to the purchase thereof, the Corporation shall have received an opinion of counsel to the effect that the issuance and sale of such shares by the Corporation to the Participant will not constitute a violation of the U.S. Securities Act of 1933, as amended. As a condition of exercise, the Participant shall, if requested by the Corporation, submit a written statement in form satisfactory to counsel for the Corporation, to the effect that any shares of Common Stock purchased upon exercise of this Substitute Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the U.S. Securities Act of 1933, as amended, and the Corporation shall have the right, in its discretion, to cause the certificates representing shares of Common Stock purchased hereunder to be appropriately legended to refer to such undertaking or to any legal restrictions imposed upon the transferability thereof by reason of such undertaking.

The Substitute Option granted hereby is subject to the condition that if the listing, registration or qualification of the shares subject hereto on any securities exchange or under any state or federal law, or if the consent or approval of any regulatory body shall be necessary as a condition of, or in connection with, the granting of the Substitute Option or the delivery or purchase of shares thereunder, such Substitute Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained. The Corporation agrees to use its best efforts to obtain any such requisite listing, registration, qualification, consent or approval. If the Corporation determines that it is not practicable or feasible to obtain the requisite listing, registration, qualification, consent or approval for the issuance of shares, the Corporation may, in its discretion, pay the Substitute Option in cash.

The Participant is solely responsible for obtaining/providing whatever exchange control approvals, permits, licenses, or notices, which may be necessary for the Participant to hold the Award, or to receive any payment of cash or shares or to hold or sell the shares subject to the Award, if any. Neither the Corporation nor its Affiliates will be responsible for obtaining any such approvals, licenses or permits, or for making any such notices, nor will the Corporation or its Affiliates be liable for any fines or penalties the Participant may incur for failure to obtain any required notices.

7.            No Right of Continued Employment. The granting of this Substitute Option does not confer upon the Participant any legal right to be continued in the employ of the Corporation or its Affiliates, and the Corporation and its Affiliates reserve the right to discharge the Participant whenever the interest of the Corporation or its Affiliates may so require without liability to the Corporation or its Affiliates, the Board of Directors of the Corporation or its Affiliates, or the Committee, except as to any rights which may be expressly conferred on the Participant under this Substitute Option. Further, the granting of this Substitute Option does not confer or reinstate any right to employment with the Corporation or its Affiliates for a Qualifying Former Employee.

8.            Discretion of the Corporation, Board of Directors and the Committee. Any decision made or action taken by the Corporation or by the Board of Directors of the Corporation or by the Committee arising out of or in connection with the construction, administration, interpretation and effect of this Substitute Option shall be within the absolute discretion of the Corporation, the Board of Directors of the Corporation or the Committee, as the case may be, and shall be conclusive and binding upon all persons.

9.            Amendments. The Committee may at any time alter or amend this Substitute Option to the extent (1) permitted by law, (2) permitted by the rules of any stock exchange on which the Common Stock or any other security of the Corporation is listed, and (3) permitted under applicable provisions of the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended (including rule 16b-3 thereof).

10.           Data Privacy. The Participant hereby authorizes his or her actual employer or former employer, as applicable (the “Employer”) to furnish the Corporation (and any agent of the Corporation administering the Plan or providing Plan recordkeeping services) with such information and data as it shall request in order to facilitate the grant of Awards and administration of the Plan and the Participant waives any data privacy rights such Participant might otherwise have with respect to such information. The Controller of personal data processing is Kimberly-Clark Corporation with registered offices at 351 Phelps Drive, Irving, Texas 75038, United States of America.

11.            Governing Law. The Plan is governed by and subject to the laws of the United States of America. All questions pertaining to the construction, interpretation, regulation, validity and effect of the provisions of this Award and any rights under the Plan or the Award shall be determined in accordance with the laws of the State of Delaware and federal courts located in the District of Delaware shall be the exclusive forum for any dispute arising out of or related to the Award or the Award Agreement and the Participant consents to and waives any objection to the exercise of personal jurisdiction and venue by such courts.

12.            Purchase of Common Stock. The Corporation and its Affiliates may, but shall not be required to, purchase shares of Common Stock of the Corporation for purposes of satisfying the requirements of this Substitute Option. The Corporation and its Affiliates shall have no obligation to retain and shall have the unlimited right to sell or otherwise deal with for their own account, any shares of Common Stock of the Corporation purchased for satisfying the requirements of this Substitute Option.

13.            Notices. Any notice to be given to the Corporation under this Substitute Option, except as required under Sections 18 and 19 below, shall be addressed to the Corporation in care of its Director of Compensation located at the World Headquarters, and any notice to be given to the Participant under the terms of this Substitute Option may be addressed to him at his address as it appears on the Corporation's records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered and deposited, postage and registry fee prepaid, in a post office or branch post office regularly maintained by the United States Government or any equivalent non-U.S. postal service.

14.            Changes in Capitalization. In the event there are any changes in the Common Stock or the capitalization of the Corporation through a corporate transaction, such as any merger, any acquisition through the issuance of capital stock of the Corporation, any consolidation, any separation of the Corporation (including a spin-off or other distribution of stock of the Corporation), any reorganization of the Corporation (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation by the Corporation, recapitalization, stock dividend, stock split or other change in the corporate structure, appropriate adjustments and changes shall be made by the Committee in (a) the number and type or class of shares and the option price per share of stock subject to this Substitute Option, and (b) such other provisions of this Substitute Option as may be necessary and equitable to carry out the foregoing purposes.

15.            Effect on Other Plans. All benefits under this Substitute Option shall constitute special incentives and shall not affect the level of benefits provided to or received by the Participant (or the Participant's estate or beneficiaries) as part of any employee benefit plan of the Corporation or an Affiliate. This Substitute Option shall not be construed to affect in any way the Participant's rights and obligations under any other plan maintained by the Corporation or an Affiliate on behalf of employees.

16.            Successors. This Award Agreement, including but not limited to the restrictive covenants described in Sections 18 and 19 below, shall be binding upon and inure to the benefit of any successor or successors of the Corporation.

17.            Defined Terms. Terms which are capitalized are defined herein or in the Plan and have the same meaning set forth in the Plan, unless the context indicates otherwise.

18.            Restrictive Covenants For U.S. Participants.

(a)            Application. The provisions of this Section 18 apply to Participants who are employed by the Corporation or an Affiliate located in the United States and are subject to the laws of the United States as of the date of termination of the Participant's employment; provided, however, that to the extent the Participant is party to an employment or other agreement with the Corporation or any Affiliate containing non-competition, non-solicitation, confidentiality, business ideas or similar restrictions (a “standalone restrictive covenant agreement”), whether or not such standalone restrictive covenant agreement has been agreed to before or after execution of this Award Agreement, that standalone restrictive covenant agreement and related enforcement provisions shall apply and the following provisions of this Section 18 shall also apply, unless otherwise determined by the Corporation in its sole discretion. Notwithstanding the foregoing, Section 18(m) below shall apply in any case. For purposes of the application of this Section 18 to a Qualifying Former Employee, (i) the Participant’s employment with, and activities and responsibilities undertaken for, Kenvue and its affiliates shall be treated as employment with, and activities and responsibilities undertaken for, the Corporation and its Affiliates, (ii) the termination of the Participant’s employment with Kenvue and its affiliates shall be treated as the termination of the Participant’s employment with the Corporation and its Affiliates, and (iii) each period under this Section 18 that is measured by reference to the termination of the Participant’s employment shall be measured from the date on which the Participant’s employment with Kenvue and its affiliates terminated.

(b)            Non-Competition. Subject to Section 18(i), it is acknowledged that the Participant has acquired or will acquire Confidential Information during the Participant’s employment with the Corporation or any Affiliate, and should the Participant’s employment cease, the Participant will inevitably use or disclose the Corporation’s or an Affiliate’s Confidential Information while working in a competitive role. It is further acknowledged that it may be difficult to police Section 18(e) below, prohibiting the disclosure of such Confidential Information as well as the non-solicitation sub-sections set out below. For these reasons, during the term of the Participant’s employment with the Corporation or any Affiliate and for one (1) year following the termination of Participant’s employment with the Corporation or any Affiliate, regardless of the reason for or the manner of termination, the Participant shall not, in any country or countries for which the Participant had development, marketing, innovation/technology (R&D), distribution, sales, administrative, operational/supply chain, manufacturing oversight, or other responsibilities during the last two (2) years of the Participant’s employment or was provided with regular and material access to Confidential Information regarding the Corporation’s or an Affiliate's business operations in that country or countries during the last two (2) years of the Participant’s employment, either directly or indirectly, perform duties or undertake responsibilities (including without limitation as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, officer, volunteer, intern, or any other similar capacity) for a Competitor (as defined below) that are the same or substantially similar to those duties or responsibilities that the Participant performed or undertook for the Corporation or an Affiliate during the two (2) year period prior to the end of the Participant’s employment with the Corporation or an Affiliate. “Confidential Information,” for purposes of this Section 18, shall mean (i) statutory trade secrets; (ii) proprietary information developed or acquired by the Corporation that does not rise to the level of a statutorily protectable trade secret and is made the property of the Corporation through this mutual Agreement of the parties; and (iii) information that is otherwise legally protectable. Such Confidential Information includes, but is not limited to, information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory storage medium, as well as other physical items wherever located, and abstracts or summaries of the foregoing) relating to the business, suppliers, customers, products, affairs and finances of the Corporation or any Affiliate for the time being confidential to the Corporation or any Affiliate, ideas, conceptions, compilations of data, and developments created by the Corporation, whether or not patentable and whether or not copyrightable, and trade secrets including, without limitation, technical data and know-how relating to the business of the Corporation or any Affiliate, or any of their suppliers, customers, agents, distributors, shareholders or management, including (but not limited to) business plans, pricing strategies, financial information, patent rights, patent applications, information concerning tenders and potential contracts, information concerning proposed product ranges, product development information, employee and salary information, research and development activities or manufacturing methods that the Participant creates, develops, receives, obtains or has knowledge of in connection with the Participant’s employment, and all other matters which relate to the business of the Corporation or any Affiliate and in respect of which information is not readily available in the ordinary course of such business to the Corporation's Competitors, whether or not such information (if in anything other than oral form) is marked confidential. “Competitor,” for purposes of this Section 18, means a person or entity who engages in a business that is the same or substantially the same as any aspect of the Business of the Corporation. “Business of the Corporation,” for purposes of this Section 18, is the development, production, sales and/or marketing of (i) health and hygiene products and related apparel; (ii) washroom and workplace protective and safety products; (iii) self care, skin health and beauty, and essential health products; (iv) any product for which the Participant had development, marketing, innovation/technology (R&D), distribution, sales, administrative, operational/supply chain, manufacturing oversight, or other responsibilities or was provided with regular and material access to Confidential Information; and (v) the materials, packaging and other components/subcomponents of such products including, without limitation, non-wood plants and products derived therefrom including any fibers, pulps or extracts.

(c)            Non-Solicitation of Employees. Subject to Section 18(i), for a period of one (1) year following the termination of employment, regardless of the reason for or the manner of termination, the Participant shall not, with respect to any person who was an employee of the Corporation or any Affiliate at the Participant’s termination date, and with whom the Participant had material dealings during the last 18 months preceding the Participant’s termination date, (i) directly or indirectly induce such person to leave the employment of the Corporation or of any Affiliate, or (ii) be otherwise involved in the recruitment of such person, to leave the employment of the Corporation or of any Affiliate. Furthermore, the Participant shall not for a period of one(1) year following the termination date, regardless of the reason for or the manner of termination, with respect to any person who was an employee of the Corporation or any Affiliate at the Participant’s termination date and with whom the Participant had material dealings during the last 18 months preceding the Participant’s termination date, (i) directly or indirectly induce such person to leave the employment of the Corporation or of any Affiliate to become employed by, associated with and/or form part of any business or concern, in any capacity whatsoever, of any Competitor or (ii) be otherwise involved in the recruitment of such person to become employed by, associated with and/or form part of any business or concern, in any capacity whatsoever, of any Competitor. The Participant must inform the Corporation immediately on becoming aware of any such recruitment.

(d)            Non-Solicitation of Business. Subject to Section 18(i), during the term of the Participant’s employment and for a period of one (1) year following the termination of employment, regardless of the reason for or the manner of termination, the Participant shall not, either directly or indirectly, on the Participant’s own behalf or on behalf of any other person, firm or company or other entity, solicit, interfere with, entice or endeavor to entice away from the Corporation or any Affiliate any Restricted Customer (as defined below), or seek to conduct Restricted Business (as defined below), or conduct Restricted Business, with any Restricted Customer and/or otherwise persuade, induce, solicit or encourage any person or entity to terminate its contractual relationship with the Corporation or any Affiliate. “Restricted Business,” for purposes of this Section 18, means any business activity carried out by the Participant for the Corporation or any Affiliate during the last 18 months preceding the Participant’s termination date. “Restricted Customer,” for purposes of this Section 18, means any person, firm or company or other entity who was a customer or distributor of the Corporation or any Affiliate as at the Participant’s termination date, or during the last 18 months preceding the Participant’s termination date, and (i) with whom the Participant had material contact at the Participant’s termination date or during the last 18 months preceding the Participant’s termination date, or (ii) in respect of whom, as at the Participant’s termination date or during the last 18 months preceding the Participant’s termination date, the Participant had Confidential Information, including any Prospective Customer. “Prospective Customer,” for purposes of this Section 18, means any person, firm or company or other entity with whom the Corporation or any Affiliate was involved in negotiations as at the Participant’s termination date or during the last 18 months preceding the Participant’s termination date, with a view to dealing with it as a customer and/or to conclude a contractual relationship with such entity, and where such negotiations have involved more than nominal expense or time commitment, and/or with whom the Participant had contact at the Participant’s termination date or during the last 18 months preceding the Participant’s termination date with a view to dealing with it as a customer of the Corporation or any Affiliate and/or to conclude a contractual relationship with such entity or in respect of whom, as at the Participant’s termination date or during the last 18 months preceding the Participant’s termination date, the Participant had Confidential Information.

(e)            Confidentiality. Subject to Sections 18(f) and 18(i), the Participant acknowledges that the Corporation and its Affiliates continually develop Confidential Information, that the Participant may develop Confidential Information for the Corporation or its Affiliates and that the Participant may learn of Confidential Information during the course of the employment relationship. The Corporation has expended and will continue to expend substantial effort and monies in acquiring knowledge and expertise in developing goodwill in the Business of the Corporation. Participant therefore agrees as follows:

i.	The Participant will comply with the policies and procedures of the Corporation for protecting Confidential Information and shall not disclose to any person or use, other than as required by applicable law or for the proper performance of the Participant's duties and responsibilities to the Corporation and its Affiliates, any Confidential Information.

ii.	The Participant understands that the restrictions set forth in this Section 18(e) shall continue to apply after the employment relationship terminates, regardless of the reason for such termination. The Participant understands and acknowledges that the Participant's obligations under this Award Agreement with regard to any particular Confidential Information shall commence immediately upon the Participant first having access to such Confidential Information and shall continue during and after employment with the Corporation or an Affiliate until such time as such Confidential Information has become public knowledge other than as a result of the Participant's breach of this Award Agreement or breach by those acting in concert with the Participant or on the Participant's behalf, and shall be indefinite where permitted by state and local law, and shall not continue longer than two (2) years where indefinite confidentiality provisions are not permitted. Notwithstanding, the Participant's confidentiality obligations under this Award Agreement with regard to any trade secrets shall continue during and after the Participant's employment by the Corporation or an Affiliate until such trade secrets are no longer trade secrets under applicable law.

(f)            Protected Rights. Notwithstanding any other provision of this Award Agreement, nothing in this Award Agreement shall restrict the Participant’s right to (i) report violations of law to law enforcement officials; (ii) give truthful testimony under oath in a judicial, administrative, or arbitral proceeding; (iii) file a charge with, make truthful statements to, cooperate with investigations by, or assist others in proceedings before state or federal governmental agencies or any other self-regulatory organization (including the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Financial Industry Regulatory Authority, and the U.S. Securities and Exchange Commission); (iv) speak with an attorney representing the Participant; (v) discuss the facts related to any claim of sexual assault or sexual harassment; (vi) engage in whistle-blower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder (including Rule 21F-17); (vii) file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which the Participant may be entitled; (viii) exercise rights under Section 7 of the National Labor Relations Act, including the right to discuss terms and conditions of employment with co-workers and labor unions; or (ix) otherwise disclose information that Participant is legally entitled to disclose pursuant to applicable law, provided that the disclosure does not exceed the extent of disclosure required by law. The Participant shall promptly provide written notice of any order to disclose Confidential Information to an authorized officer of the Corporation or its Affiliates. In addition, pursuant to the Defend Trade Secrets Act of 2016, (i) the Participant shall not be held criminally, or civilly, liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law; (ii) the Participant agrees and understands that individuals may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal; and (iii) the Participant agrees and understands that an individual who files a lawsuit alleging retaliation by the Corporation or its Affiliates for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. For the avoidance of doubt, the Participant’s past, present or future exercise of any rights described in this Section 18(f) shall not constitute a breach of this Award Agreement.

(g)            Business Ideas. Subject to Section 18(i), the Participant acknowledges that the Corporation owns all rights in all Business Ideas (as defined below). For the avoidance of doubt, in the event an assignment is needed during the term of the Participant's employment with the Corporation or any Affiliate and at any time following the termination of employment, the Participant hereby assigns without further action being required to the Corporation all Business Ideas. The Participant shall promptly execute all documents which the Corporation may reasonably require to perfect, maintain and protect its patent, copyright, trade secret, trademark and any and all other rights to such Business Ideas throughout the world, and shall provide other reasonable assistance and cooperation as may be necessary for the Corporation to investigate, perfect, maintain and protect those rights, including assistance and cooperation with litigation relating to any Business Ideas. Even after the Participant's employment with the Corporation or any Affiliate terminates, the Participant will continue to be reasonably available to assist the Corporation with its efforts to investigate, perfect, maintain and protect rights in any Business Ideas, including assistance with litigation relating to any Business Ideas. “Business Ideas” as used in this Award Agreement means all ideas, concepts, innovations, inventions, strategy, data, developments, and works of authorship, whether or not patentable, both technical and business, which the Participant originates, conceives or develops, either alone or in conjunction with others, at any time during the Participant's employment with the Corporation or any Affiliate, except those which satisfy all three of the following criteria: (i) unrelated to the Corporation’s business; (ii) not originated, conceived or developed during the Participant's working hours; and (iii) not originated, conceived or developed by use of any Corporation property such as tools, supplies, equipment, materials, facilities or other Corporation employees. Any idea, concept, innovation, invention, strategy, data, development or work of authorship that the Participant originates, conceives or develops, through the use of Corporation Confidential Information, at any time within six (6) months after the Participant's employment with the Corporation or any Affiliate terminates (for any reason) will be presumed to be a Business Idea unless the Participant can prove otherwise by clear and convincing evidence.

(h)            Rights to Photographs, Videos, Recordings, and Electronic Images/Waiver of Publicity Rights. Subject to Section 18(i), the Participant agrees that the Corporation and its licensee may, and are entitled to, use, exploit, publish, and copyright photographs, videos, audio, and other recordings and electronic images, icons, or figures of or representing Participant (collectively, the “Performance”) relating in any way to the Business of the Corporation that are made during the term of the Participant’s employment (and any derivative works made thereafter), and that the Corporation shall have all of Participant’s rights, title, and interest (if any) in, to, and under any such Performance including, without limitation, privacy, copyright, moral right, and rights of publicity. The Corporation and its licensees may use such Performance without further compensation or any other additional consideration, for any advertising, publishing, social media, or other business or commercial purposes on behalf of the Company both during or after the term of the Participant’s employment.

(i)            State-Specific Provisions.

i.	If the Participant lives or works in California at the time of or after termination of employment, (A) Section 18(b), Section 18(c), and Section 18(d) do not apply after the Participant’s employment with the Corporation or its Affiliates ends, and (B) the Participant and the Corporation and its Affiliates agree to the exclusive jurisdiction of the state and federal courts of California for any dispute arising under this Award Agreement and that this Award Agreement shall be governed by California law. To the extent any noncompete clause or agreement between the Participant and the Corporation or any of its Affiliates does not satisfy an exception under the California Business and Professions Code § 16600.1, such clause or agreement shall be null and void.

ii.	If the Participant primarily lives or works in Colorado at the time of termination of employment, the Participant and the Corporation and its Affiliates agree to the exclusive jurisdiction of the state and federal courts of Colorado for any dispute arising under Section 18(b) or Section 18(d) and that those Sections shall be governed by Colorado law.

iii.	If the Participant’s principal place of employment is Minnesota, Section 18(b) does not apply after the Participant’s employment with the Corporation or its Affiliates ends.

iv.	If the Participant’s principal place of employment is North Dakota, Section 18(b) and Section 18(d) do not apply after the Participant’s employment with the Corporation or its Affiliates ends.

v.	If the Participant’s principal place of employment is Oklahoma, Section 18(b) and Section 18(d) do not apply after the Participant’s employment with the Corporation or its Affiliates ends.

vi.	If the Participant’s principal place of employment is Washington, the Participant and the Corporation and its Affiliates agree to the exclusive jurisdiction of the state and federal courts of Washington for any dispute arising under Section 18(b) and that Section 18(b) shall be governed by Washington law.

vii.	If the Participant’s principal place of employment is Washington, D.C., the following statutory disclosure is hereby provided: “The District’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. The Corporation has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).”

viii.	If the Participant’s principal place of employment is a state listed in the United States sub-section of Appendix A, then the applicable provision(s) in Appendix A shall also apply.

ix.	This Award Agreement shall not require the Participant to assign the Participant’s rights in any invention that qualifies fully for the protection of a state law applicable to the Participant that governs assignment of inventions, such as California Labor Code § 2870, which provides:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

(j)            Notification Requirement. During the term of the Participant's employment with the Corporation or any Affiliate and for the period of one (1) year following termination of the Participant’s employment with the Corporation or an Affiliate, regardless of the reason for or the manner of termination, the Participant agrees to notify the Corporation in writing prior to accepting new employment, or engaging in any other activity which may violate this Award Agreement, and the Participant agrees to provide in such notice information concerning the anticipated new employment or activity, including, but not limited to: name of new employer; address of new employer; name of new team leader; job title; and scope and responsibilities of the new position. The Participant recognizes that such duty of notification is not affected by the Participant’s belief that such employment may perhaps not violate this Award Agreement or otherwise be unfairly competitive with the Corporation or an Affiliate. The Participant’s written notice should be addressed to the Corporation's General Counsel with subject line Non-Competition Agreement, via email to Noncompete.Notification@kcc.com.

(k)            Other Notification. During the period of one (1) year following termination of the Participant’s employment with the Corporation or an Affiliate, the Participant shall provide a copy of Section 18 of this Award Agreement to each new employer before starting in any new employment. The Participant agrees that the Corporation may notify any third party about the Participant’s obligations under Section 18 of this Award Agreement until such obligations are fulfilled.

(l)            Damages and Remedies. In the event of an anticipated, threatened, or actual breach by the Participant of any of the provisions of this Section 18, the Corporation and its Affiliates shall be entitled to all damages available as a matter of law. The Participant acknowledges and agrees that any damages would not be an adequate remedy to compensate the Corporation or an Affiliate for the harm to the business of the Corporation or the Affiliate and, in such event, agrees that the Corporation or the Affiliate, as applicable, shall be entitled to a temporary restraining order and to injunctive relief to prevent or terminate such anticipated, threatened, or actual breach, provided, however, that nothing in this Award Agreement shall be construed to limit any additional relief to which the Corporation or the Affiliate may be entitled or the damages otherwise recoverable by the Corporation or the Affiliate in any such event.

(m)            Forfeiture of Award. In addition to the Corporation's or an Affiliate's ability to pursue injunctive relief to avoid irreparable harm pursuant to Section 18(l), in the event of an actual breach by the Participant of any of the provisions of this Section 18 or of any stand-alone restrictive covenant agreement, the Corporation also is entitled to: (i) require the Participant to repay to the Corporation, immediately upon demand, an amount equal to the value of the shares of Common Stock issued on settlement of the Substitute Option (less $1,000); and/or (ii) forfeit any portion of the Award that has not yet vested at the time the Corporation becomes aware of the breach.

(n)            Reimbursement of Fees. If the Participant violates any of the provisions of this Section 18, or any duty of loyalty or confidentiality imposed by law, in addition to any damages that the Participant may be required to pay, the Participant understands and agrees that the Participant shall be required to reimburse the Corporation for all its costs incurred to enforce this Award Agreement, including but not limited to, all attorneys’ fees.

(o)            Successors and Beneficiaries. For purposes of this Section 18, the Corporation and each of its Affiliates shall be deemed to be third-party beneficiaries with the right to seek enforcement of any of the provisions of this Section 18. Further, for purposes of this Section 18, references to acting directly or indirectly include acting jointly with or through another person.

(p)            Prior Restrictive Covenants. Participant acknowledges and agrees that Participant is not a party to any agreement with any other company containing a confidentiality or noncompetition provision or other restriction that relates to the Business of the Corporation which Participant has not already disclosed to the Corporation or its Affiliates in writing. Participant understands that Participant is prohibited from disclosing or using during Participant’s employment with the Corporation any confidential information or trade secrets that Participant acquired from any previous employer.

(q)            Modification. No waiver, modification, or amendment of any term of this Award Agreement shall be valid unless made in writing specifying such waiver, modification, or amendment, and signed by an officer of the Corporation. Notwithstanding the foregoing, no waiver, modification, or amendment of this Award Agreement shall be effective if it would cause this Award or any payment or benefit hereunder to be subject to, or fail to comply with, Section 409A of the Code.

(r)            Severability and Reformation. If any provision of this Section 18 is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such provision shall be deemed to be severed from the Award Agreement and such invalidity, illegality or unenforceability will not affect any other provision of the Award Agreement, all of which shall remain valid and enforceable. Notwithstanding the foregoing, if a court of competent jurisdiction determines that the covenants contained in this Section 18 are unenforceable because they are overbroad in some respect, to the full extent permitted by applicable law, the court should sever, revise or reform any aspect of this Section 18 so as to make the scope of such Section 18 as broad as reasonable under applicable law and enforce this Section 18 as so modified. Without limiting the foregoing, if a court, government agency or other body of competent jurisdiction establishes or the Corporation otherwise determines that the covenants contained in this Award Agreement are unenforceable and/or in violation of applicable rules, the Corporation reserves the right to unilaterally amend the Award Agreement so as to comply with applicable rules.

(s)            Integration. All prior and existing non-compete, non-solicitation, confidentiality and business ideas covenants that the Participant may have with the Corporation or any Affiliate, including but not limited to any restrictive covenants that the Participant may have in any separate agreements with the Corporation or any Affiliate (“non-local restrictive covenants”), whether or not such non-local restrictive covenants have been agreed to before or after execution of this Award Agreement, shall continue to apply to the Participant, unless otherwise determined by the Corporation in its sole discretion.

(t)            Advice to Seek Independent Counsel. The Participant is hereby advised in writing to consult with an attorney before entering into the covenants outlined in this Section 18. The Participant acknowledges that prior to acceptance of the Award Agreement, the Participant has been advised by the Corporation of the Participant's right to seek independent advice from an attorney of the Participant's own selection regarding this Award Agreement, including the restraints imposed upon the Participant pursuant to this Section 18. The Participant acknowledges that the Participant has entered into this Award Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Award Agreement after being given the opportunity to consult with counsel. The Participant further represents that in entering into this Award Agreement, the Participant is not relying on any statements or representations made by any of the Corporation's directors, officers, employees or agents which are not expressly set forth herein, and that the Participant is relying only upon the Participant's own judgment and any advice provided by the Participant's attorney. The Participant acknowledges he or she has been provided at minimum 14 calendar days to review the provisions contained herein, and the covenants in this Section 19 shall not be effective until at least 14 calendar days have passed, or any other statutory consideration period has elapsed under relevant state law.

(u)            Tolling. Subject to Section 18(i), if the Participant violates any of the restrictions of this Section 18, the period for all such restrictions shall automatically be extended by the period the Participant was in violation of them.

(v)            Acknowledgements. The Participant acknowledges and agrees that employment with the Corporation or any Affiliate affords the Participant unique opportunities for professional and personal development; that the services rendered by the Participant to the Corporation or any Affiliate are of a special and unique character; that the Participant will obtain knowledge and skill relevant to the Corporation's industry, methods of doing business, and strategies by virtue of the Participant's employment; that the Participant may be able to utilize such knowledge to the detriment of the Corporation and its Affiliates; and that the terms and conditions of this Section 18 are reasonable under the circumstances. The Participant further acknowledges that the Participant will not be subject to undue hardship by reason of the Participant's full compliance with the terms and conditions of this Section 18 or the Corporation's or its Affiliate’s enforcement thereof.

19.            Restrictive Covenants For Participants Outside the U.S.

(a)            Application. The provisions of this Section 19 apply to Participants who are employed by an Affiliate located outside the United States and are subject to the laws of a jurisdiction outside of the United States as of the date of termination of the Participant's employment, provided, however, that to the extent the Participant is party to an employment or other agreement with any Affiliate containing non-competition, non-solicitation, confidentiality, business ideas or similar restrictions (the “local restrictive covenants”), whether or not such local restrictive covenants have been agreed to before or after execution of this Award Agreement, those local restrictive covenants and related enforcement provisions shall apply and the following provisions of this Section 19 shall also apply, unless otherwise determined by the Corporation in its sole discretion. Notwithstanding the foregoing, Section 19(k) below shall apply in any case. For purposes of the application of this Section 19 to a Qualifying Former Employee, (i) the Participant’s employment with, and activities and responsibilities undertaken for, Kenvue and its affiliates shall be treated as employment with, and activities and responsibilities undertaken for, the Corporation and its Affiliates, (ii) the termination of the Participant’s employment with Kenvue and its affiliates shall be treated as the termination of the Participant’s employment with the Corporation and its Affiliates, and (iii) each period under this Section 19 that is measured by reference to the termination of the Participant’s employment shall be measured from the date on which the Participant’s employment with Kenvue and its affiliates terminated.

(b)            Confidentiality. During the Participant’s employment with the Corporation or any Affiliate and indefinitely thereafter, the Participant undertakes to maintain the confidentiality of, and not to divulge to any person (except as required by law) any of the Corporation's or any Affiliate's Confidential Information (as defined below), nor use the same for any other purpose, other than to carry out the Participant’s functions as an employee of the Corporation or any of its Affiliates. The Participant shall use all personal endeavors to prevent publication or disclosure of such Confidential Information. The Participant will comply with the policies and procedures of the Corporation for protecting Confidential Information and shall not disclose to any person or use, other than as required by applicable law or for the proper performance of the Participant’s duties and responsibilities to the Corporation and its Affiliates, any Confidential Information. Nothing in this Award Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order, including initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by a local agency, filing or disclosing any facts necessary to receive social insurance or other public benefits. The Participant shall promptly provide written notice of any such order to an authorized officer of the Corporation. Nothing in this Award Agreement prohibits or restricts the Participant (or Participant's attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before any regulatory authority. “Confidential Information,” for purposes of this Section 19, shall mean (i) statutory trade secrets; (ii) proprietary information developed or acquired by the Corporation that does not rise to the level of a statutorily protectable trade secret and is made the property of the Corporation through this mutual Agreement of the parties; and (iii) information that is otherwise legally protectable. Such Confidential Information includes, but is not limited to, information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory storage medium, as well as other physical items wherever located, and abstracts or summaries of the foregoing) relating to the business, suppliers, customers, products, affairs and finances of the Corporation or any Affiliate for the time being confidential to the Corporation or any Affiliate, ideas, conceptions, compilations of data, and developments created by the Corporation, whether or not patentable and whether or not copyrightable, and trade secrets including, without limitation, technical data and know-how relating to the business of the Corporation or any Affiliate, or any of their suppliers, customers, agents, distributors, shareholders or management, including (but not limited to) business plans, pricing strategies, financial information, patent rights, patent applications, information concerning tenders and potential contracts, information concerning proposed product ranges, product development information, employee and salary information, research and development activities or manufacturing methods that the Participant creates, develops, receives, obtains or has knowledge of in connection with the Participant's employment, and all other matters which relate to the business of the Corporation or any Affiliate and in respect of which information is not readily available in the ordinary course of such business to the Corporation's Competitors, whether or not such information (if in anything other than oral form) is marked confidential. “Competitor,” for purposes of this Section 19, means a person or entity who engages in a business that is the same or substantially the same as any aspect of the Business of the Corporation. “Business of the Corporation,” for purposes of this Section 19, is the development, production, sales and/or marketing of (i) health and hygiene products and related apparel; (ii) washroom and workplace protective and safety products; (iii) self care, skin health and beauty, and essential health products; (iv) any product for which the Participant had development, marketing, innovation/technology (R&D), distribution, sales, administrative, operational/supply chain, manufacturing oversight, or other responsibilities or was provided with regular and material access to Confidential Information; and (v) the materials, packaging and other components/subcomponents of such products including, without limitation, non-wood plants and products derived therefrom including any fibers, pulps or extracts.

(c)            Non-Competition. It is acknowledged that the Participant has acquired or will acquire Confidential Information during the Participant’s employment with the Corporation or any Affiliate, and should the Participant’s employment cease, the Participant will inevitably use or disclose the Corporation’s or an Affiliate’s Confidential Information while working in a competitive role. It is further acknowledged that it may be difficult to police Section 19(b) above, prohibiting the disclosure of such Confidential Information as well as the non-solicitation sub-sections set out below. For these reasons, during the term of the Participant’s employment and for one (1) year following the termination of the Participant's employment, regardless of the reason for or the manner of termination, the Participant shall not, in any country or countries for which Participant had development, marketing, innovation/technology (R&D), distribution, sales, administrative, operational/supply chain, manufacturing oversight, or other responsibilities during the last two (2) years of Participant’s employment or was provided with regular and material access to Confidential Information regarding the Corporation’s or an Affiliate's business operations in that country or countries during the last two (2) years of Participant’s employment, either directly or indirectly, perform duties or undertake responsibilities (including without limitation as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, officer, volunteer, intern, or any other similar capacity) for a Competitor that are the same or substantially similar to those duties or responsibilities that the Participant performed or undertook for the Corporation or an Affiliate during the two (2) year period prior to the end of the Participant’s employment with the Corporation or an Affiliate.

(d)            Business Ideas. The Participant acknowledges that the Corporation owns all rights in all Business Ideas (as defined below). For the avoidance of doubt, in the event an assignment is needed during the term of the Participant's employment with the Corporation or any Affiliate and at any time following the termination of employment, the Participant hereby assigns without further action being required to the Employer all Business Ideas. The Participant shall promptly execute all documents which the Corporation may reasonably require to perfect, maintain and protect its patent, copyright, trade secret, trademark and any and all other rights to such Business Ideas throughout the world, and shall provide other reasonable assistance and cooperation as may be necessary for the Corporation or the Employer to investigate, perfect, maintain and protect those rights, including assistance and cooperation with litigation relating to any Business Ideas. Even after the Participant's employment with the Corporation or any Affiliate terminates, the Participant will continue to be reasonably available to assist the Corporation or the Employer with its efforts to investigate, perfect, maintain and protect rights in any Business Ideas, including assistance with litigation relating to any Business Ideas. “Business Ideas” as used in this Award Agreement means all ideas, concepts, innovations, inventions, strategy, data, developments, and works of authorship, whether or not patentable, both technical and business, which the Participant originates, conceives or develops, either alone or in conjunction with others, at any time during the Participant's employment with the Corporation or any Affiliate, except those which satisfy all three of the following criteria: (i) unrelated to the Corporation's business; (ii) not originated, conceived or developed during the Participant's working hours; and (iii) not originated, conceived or developed by use of any Corporation property such as tools, supplies, equipment, materials, facilities or other Corporation employees. Any idea, concept, innovation, invention, strategy, data, development or work of authorship that the Participant originates, conceives or develops, through the use of Corporation Confidential Information, at any time within six (6) months after the Participant's employment with the Corporation or any Affiliate terminates (for any reason) will be presumed to be a Business Idea unless the Participant can prove otherwise by clear and convincing evidence.

(e)            Rights to Photographs, Videos, Recordings, and Electronic Images/Waiver of Publicity Rights. The Participant agrees that the Corporation and its licensee may, and are entitled to, use, exploit, publish, and copyright photographs, videos, audio, and other recordings and electronic images, icons, or figures of or representing Participant (collectively, the “Performance”) relating in any way to the Business of the Corporation that are made during the term of the Participant’s employment (and any derivative works made thereafter), and that the Corporation shall have all of Participant’s rights, title, and interest (if any) in, to, and under any such Performance including, without limitation, privacy, copyright, moral right, and rights of publicity. The Corporation and its licensees may use such Performance without further compensation or any other additional consideration, for any advertising, publishing, social media, or other business or commercial purposes on behalf of the Company both during or after the term of the Participant’s employment.

(f)            Notification Requirement. During the term of the Participant's employment with the Corporation or any Affiliate and for the period of one (1) year following termination of the Participant’s employment with the Corporation or an Affiliate, the Participant agrees to notify the Corporation in writing prior to accepting new employment, or engaging in any other activity which may violate this Award Agreement, and the Participant agrees to provide in such notice information concerning the anticipated new employment or activity, including, but not limited to: name of new employer; address of new employer; name of new team leader; job title; and scope and responsibilities of the new position. The Participant recognizes that such duty of notification is not affected by the Participant’s belief that such employment may perhaps not violate this Award Agreement or otherwise be unfairly competitive with the Corporation or an Affiliate. The Participant’s written notice should be addressed to the Corporation's General Counsel with subject line Non-Competition Agreement, via email to Noncompete.Notification@kcc.com.

(g)            Other Notification. During the period of one (1) year following termination of the Participant’s employment with the Corporation or an Affiliate, the Participant shall provide a copy of Section 19 of this Award Agreement to each new employer before starting in any new employment. The Participant agrees that the Corporation may notify any third party about the Participant’s obligations under Section 19 of this Award Agreement until such obligations are fulfilled.

(h)            Non-Solicitation of Business. During the term of the Participant’s employment and for a period of one (1) year following the termination of employment, regardless of the reason for or the manner of termination, the Participant shall not, either directly or indirectly, on the Participant’s own behalf or on behalf of any other person, firm or company or other entity, solicit, interfere with, entice or endeavor to entice away from the Corporation or any Affiliate any Restricted Customer (as defined below), or seek to conduct Restricted Business (as defined below), or conduct Restricted Business, with any Restricted Customer and/or otherwise persuade, induce, solicit or encourage any person or entity to terminate its contractual relationship with the Corporation or any Affiliate. “Restricted Business,” for purposes of this Section 19, means any business activity carried out by the Participant for the Corporation or any Affiliate during the last 18 months preceding the Participant’s termination date. “Restricted Customer,” for purposes of this Section 19, means any person, firm or company or other entity who was a customer or distributor of the Corporation or any Affiliate as at the Participant’s termination date or during the last 18 months preceding the Participant’s termination date, and (i) with whom the Participant had material contact at the Participant’s termination date or during the last 18 months preceding the Participant’s termination date, or (ii) in respect of whom, as at the Participant’s termination date or during the last 18 months preceding the Participant’s termination date, the Participant had Confidential Information, including any Prospective Customer. “Prospective Customer,” for purposes of this Section 19, means any person, firm or company or other entity with whom the Corporation or any Affiliate was involved in negotiations as at the Participant’s termination date or during the last 18 months preceding the Participant’s termination date, with a view to dealing with it as a customer and/or to conclude a contractual relationship with such entity, and where such negotiations have involved more than nominal expense or time commitment, and/or with whom the Participant had contact at the Participant’s termination date or during the last 18 months preceding the Participant’s termination date with a view to dealing with it as a customer of the Corporation or any Affiliate and/or to conclude a contractual relationship with such entity or in respect of whom, as at the Participant’s termination date or during the last 18 months preceding the Participant’s termination date, the Participant had Confidential Information.

(i)            Non-Solicitation of Employees. For a period of one (1) year following the termination of employment, regardless of the reason for or the manner of termination, the Participant shall not, with respect to any person who was an employee of the Corporation or any Affiliate at the Participant’s termination date and with whom the Participant had material dealings during the last 18 months preceding the Participant’s termination date, (i) directly or indirectly induce such person to leave the employment of the Corporation or of any Affiliate, or (ii) be otherwise involved in the recruitment of such person, to leave the employment of the Corporation or of any Affiliate. Furthermore, the Participant shall not for a period of one (1) year following the termination date regardless of the reason for or the manner of termination, with respect to any person who was an employee of the Corporation or any Affiliate at the Participant’s termination date and with whom the Participant had material dealings during the last 18 months preceding the Participant’s termination date, (i) directly or indirectly induce such person to leave the employment of the Corporation or of any Affiliate to become employed by, associated with and/or form part of any business or concern, in any capacity whatsoever, of any Competitor or (ii) be otherwise involved in the recruitment of such person to become employed by, associated with and/or form part of any business or concern, in any capacity whatsoever, of any Competitor. The Participant must inform the Corporation immediately on becoming aware of any such recruitment.

(j)            Damages and Remedies. In the event of an anticipated, threatened, or actual breach by the Participant of any of the provisions of this Section 19, the Corporation and its Affiliates shall be entitled to all damages available as a matter of law. The Participant acknowledges and agrees that any damages would not be an adequate remedy to compensate the Corporation or an Affiliate for the harm to the business of the Corporation or the Affiliate and, in such event, agrees that the Corporation or the Affiliate, as applicable, shall be entitled to a temporary restraining order and to injunctive relief to prevent or terminate such anticipated or actual breach, provided, however, that nothing in this Award Agreement shall be construed to limit any additional relief to which the Corporation or the Affiliate may be entitled or the damages otherwise recoverable by the Corporation or the Affiliate in any such event.

(k)            Forfeiture of Award. In addition to the Corporation's or an Affiliate's ability to pursue injunctive relief to avoid irreparable harm pursuant to Section 19(j), in the event of an actual breach by the Participant of any of the provisions of this Section 19 or of any local restrictive covenant agreement, the Corporation also is entitled to: (i) require the Participant to repay to the Corporation, immediately upon demand, an amount equal to the value of the shares of Common Stock issued on settlement of the Substitute Option (less $1,000); and (ii) forfeit any portion of the Award that has not yet vested at the time the Corporation becomes aware of the breach.

(l)            Reimbursement of Fees. If the Participant violates any of the provisions of this Section 19, or any duty of loyalty or confidentiality imposed by law, in addition to any damages that the Participant may be required to pay, the Participant understands and agrees that the Participant shall be required to reimburse the Corporation for all its costs incurred to enforce this Award Agreement, including but not limited to, all attorneys’ fees.

(m)           Successors and Beneficiaries. For purposes of this Section 19, the Corporation and each of its Affiliates shall be deemed to be third party beneficiaries with the right to seek enforcement of any of the provisions of this Section 19. Further, for purposes of this Section 19, references to acting directly or indirectly include acting jointly with or through another person.

(n)            Prior Restrictive Covenants. Participant acknowledges and agrees that Participant is not a party to any agreement with any other company containing a confidentiality or noncompetition provision or other restriction that relates to the Business of the Corporation which Participant has not already disclosed to the Corporation or its Affiliates in writing. Participant understands that Participant is prohibited from disclosing or using during Participant’s employment with the Corporation any confidential information or trade secrets that Participant acquired from any previous employer.

(o)            Modification. No waiver, modification, or amendment of any term of this Award Agreement shall be valid unless made in writing specifying such waiver, modification, or amendment, and signed by an officer of the Corporation. Notwithstanding the foregoing, no waiver, modification, or amendment of this Award Agreement shall be effective if it would cause this Award or any payment or benefit hereunder to be subject to, or fail to comply with, Section 409A of the Code.

(p)            Severability and Reformation. If any provision of this Section 19 is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such provision shall be deemed to be severed from the Award Agreement and such invalidity, illegality or unenforceability will not affect any other provision of the Award Agreement, all of which shall remain valid and enforceable. Notwithstanding the foregoing, if a court of competent jurisdiction determines that the covenants contained in this Section 19 are unenforceable because they are overbroad in some respect, to the full extent permitted by applicable law, the court should sever, revise or reform any aspect of this Section 19 so as to make the scope of such Section 19 as broad as reasonable under applicable law and enforce this Section 19 as so modified. Without limiting the foregoing, if a court, government agency or other body of competent jurisdiction establishes or the Corporation otherwise determines that the covenants contained in this Award Agreement are unenforceable and/or in violation of applicable rules, the Corporation reserves the right to unilaterally amend the Award Agreement so as to comply with applicable rules.

(q)            Tolling. If the Participant violates any of the restrictions of this Section 19, the period for all such restrictions shall automatically be extended by the period the Participant was in violation of them.

(r)            Acknowledgements. The Participant acknowledges and agrees that employment with the Corporation or any Affiliate affords the Participant unique opportunities for professional and personal development; that the services rendered by the Participant to the Corporation or any Affiliate are of a special and unique character; that the Participant will obtain knowledge and skill relevant to the Corporation's industry, methods of doing business, and strategies by virtue of the Participant's employment; that the Participant may be able to utilize such knowledge to the detriment of the Corporation and its Affiliates; and that the terms and conditions of this Section 19 are reasonable under the circumstances. The Participant further acknowledges that the Participant will not be subject to undue hardship by reason of the Participant's full compliance with the terms and conditions of this Section 19 or the Corporation's or its Affiliates’ enforcement thereof.

(s)            Integration. All prior and existing non-compete, non-solicitation, confidentiality and business ideas covenants that the Participant may have with the Corporation or any Affiliate, including but not limited to any restrictive covenants that the Participant may have in any separate agreements with the Corporation or any Affiliate (“non-local restrictive covenants”), whether or not such non-local restrictive covenants have been agreed to before or after execution of this Award Agreement, shall continue to apply to the Participant, unless otherwise determined by the Corporation in its sole discretion.

(t)            Advice to Seek Independent Counsel. The Participant is hereby advised in writing to consult with an attorney before entering into the covenants outlined in this Section 19. The Participant acknowledges that prior to acceptance of the Award Agreement, the Participant has been advised by the Corporation of the Participant's right to seek independent advice from an attorney of the Participant's own selection regarding this Award Agreement, including the restraints imposed upon the Participant pursuant to this Section 19. The Participant acknowledges that the Participant has entered into this Award Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Award Agreement after being given the opportunity to consult with counsel. The Participant further represents that in entering into this Award Agreement, the Participant is not relying on any statements or representations made by any of the Corporation's directors, officers, employees or agents which are not expressly set forth herein, and that the Participant is relying only upon the Participant's own judgment and any advice provided by the Participant's attorney.

20.            Forfeiture and Recoupment.

(a)            The Substitute Option is subject to the compensation recovery provisions of the Plan. In addition, the Substitute Option is subject to the Kimberly-Clark Corporation Compensation Recoupment Policy (such policy, as it may be amended from time to time, the “Recoupment Policy”) if the Participant is a Leader (as defined in the Recoupment Policy). Further, the Substitute Options is subject to recoupment, as determined by the Corporation in its sole discretion, if following a Participant’s Retirement, the Corporation discovers that such Participant’s employment could have been terminated for Cause. A recovery under this section may be made by (a) cancelling any Substitute Option which have not yet vested or been exercised; (b) recovering shares of Common Stock or cash equal to the value of the shares of Common Stock issued on exercise of the Substitute Option; (c) recovering proceeds realized by the Participant on the sale of such Common Stock; (d) withholding compensation otherwise due to the Participant; (e) payment by the Participant; and/or (f) by such other means determined appropriate under the terms of the Recoupment Policy. If the Participant is required to repay the Corporation, the Corporation is entitled to offset the payment in a way that is intended to avoid the application of penalties under Section 409A of the Code, if applicable.

Without limiting the foregoing, if, following a Participant’s termination of employment for a reason other than the Participant’s termination for Cause, the Corporation discovers facts that such Participant’s termination of employment could have been for Cause, such Participant’s termination of employment will be deemed to have been for Cause for all purposes, and as a result, (a) the Employer will not issue shares of Common Stock under the Award or any other benefit otherwise payable to the Participant under the Plan and (b) the Participant will be required to repay to the Corporation all proceeds received under the Award or the Plan that would not have been payable to such Participant had such termination of employment been for Cause.

The Corporation shall have the right to suspend any and all rights or benefits awarded to the Participant hereunder, including vesting and exercisability of the Substitute Option, pending its investigation and final determination with regard to whether the Participant has engaged in conduct constituting Cause or that would warrant application of the Recoupment Policy.

(b) By accepting the grant and the terms of the Award Agreement, the Participant understands, acknowledges and accepts that the grant, shares of Common Stock issued to the Participant and proceeds realized by the Participant from such Common Stock are subject to the terms of the Recoupment Policy and the Corporation may seek recovery by any of the methods described in Section 20(a) or other such means determined appropriate under the terms of the Recoupment Policy.

21.            Whistleblower Statutes. Notwithstanding anything to the contrary in this Award Agreement, nothing in Sections 18, 19 or 20 of this Award Agreement is intended to or shall limit, prevent, impede or interfere with the Participant's non-waivable right, without prior notice to the Corporation, to provide information to the government, participate in investigations, testify in proceedings regarding the Corporation, Employer or any Affiliate's past or future conduct, engage in any activities protected under whistleblower statutes, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Participant does not need prior authorization from the Corporation to make any such reports or disclosures and is not required to notify the Corporation that the Participant has made such reports or disclosures.

22.            Acceptance of Substitute Option Terms and Conditions. Any reference herein to accepting the Award or the Award Agreement shall mean the Participant's acceptance of the Prior Options and any agreement pursuant to which the Prior Options were granted. Such prior acceptance shall be deemed to constitute the Participant’s acceptance of and agreement to be bound by the terms included in this Award Agreement.

23.            Conflict with Plan or other Documents. This Award is awarded pursuant to and subject to the Plan; provided, however, that if the Participant is a Qualifying Former Employee, the Award is granted separate and apart from, and outside of, the Plan and shall not constitute an award granted under or pursuant to the Plan, notwithstanding anything in the Plan or herein to the contrary. This Award Agreement is intended to supplement and carry out the terms of the Plan and the requirements of Section 7.05(a)(i) of the Merger Agreement. In the event of a conflict between this Award Agreement and the Plan, the Plan shall prevail. Without limiting the generality of the foregoing, the definitions of Cause, Good Reason, Disability, Date of Termination, Service, Qualifying Separation and any other term expressly defined in this Award Agreement for purposes of implementing Section 7.05(a)(i) of the Merger Agreement shall apply for purposes of this Award and shall control in lieu of any inconsistent definition or provision contained in the Plan. In the event of any conflict between this Agreement and the terms of any notice, communication, plan summary, prospectus or other ancillary documentation relating to the Award, this Agreement will prevail.

Acknowledgment of Conditions

The Participant understands, acknowledges and agrees to the following conditions with respect to the Award

The Plan is established voluntarily by the Corporation, is discretionary in nature and may be modified, amended, suspended, cancelled or terminated any time, to the extent permitted by the Plan. The grant of an option is an exceptional, voluntary and occasional benefit and does not create any contractual or other right to receive a grant of options or benefits in lieu of options in the future, even if options have been granted in the past. Future grants, if any, will be at the sole discretion of the Corporation, including, but not limited to, the timing of any grant, the number of option shares, vesting provisions and the exercise price.

Participation in the Plan or the Award is voluntary and does not create a right to employment with the Participant’s Employer, shall not be interpreted as forming an employment or service contract with the Corporation, and shall not interfere with the ability of the Employer to terminate the Participant’s employment relationship at any time. The Participant understands that the Corporation has unilaterally, gratuitously and discretionally decided to grant Awards to individuals who are employees of the Corporation or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Corporation or any of its Affiliates on an ongoing basis. Consequently, the Participant understands that any grant is given on the assumption and condition that it shall not become a part of any employment contract (either with the Corporation or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the Award and the underlying shares is unknown and unpredictable. In addition, the Participant understands that this grant would not be made but for the assumptions and conditions referred to above; thus, the Participant understands, acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the Award shall be null and void.

The value of this Substitute Option and the shares of Common Stock covered by this Substitute Option, and the income from and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Corporation or, if different, the Employer, and which are outside the scope of the Participant’s employment contract, if any, and are not intended to replace any pension rights or compensation. As such, the Substitute Option and the shares of Common Stock covered by this Substitute Option, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension, retirement or welfare benefits or similar payments and in no event shall be considered as compensation for, or relating in any way to, past services for the Corporation, the Employer or any other Affiliate.

Vesting of any Substitute Option shares ceases upon termination of active employment for any reason (whether or not in breach of local labor laws and except as may otherwise be explicitly provided in the Plan document or this Award Agreement), and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of this Substitute Option (including whether the Participant may still be considered employed while on a leave of absence).

No claim or entitlement to compensation or damages shall arise from forfeiture of this Substitute Option or diminution in value of this Substitute Option resulting from termination of the Participant’s employment by the Corporation or the Employer (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws).

Unless otherwise agreed with the Corporation, the Substitute Option and shares of Common Stock covered by the Substitute Option, and the income from and value of same, are not granted as consideration for, or in connection with, any service the Participant may provide as a director of any Affiliate.

The future value of the underlying shares is unknown, indeterminable, and cannot be predicted with certainty. If the underlying shares do not increase in value, the Substitute Option will have no value. If the Participant exercises this Substitute Option and obtains shares, the value of those shares acquired upon exercise may increase or decrease in value, even below the option price.

Neither the Corporation, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of this Substitute Option or of any amounts due to the Participant pursuant to the exercise of this Substitute Option or the subsequent sale of any shares of Common Stock acquired upon exercise.

Regardless of any action the Corporation or the Employer takes with respect to any or all income tax (including federal, state and local taxes), fringe benefit tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan or the Award and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Corporation or the Employer. The Participant further acknowledges that the Corporation and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Substitute Option, including, but not limited to, the grant, vesting or exercise of this Substitute Option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Substitute Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Corporation and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

In connection with the relevant taxable or tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Corporation and/or the Employer to satisfy or account for all applicable withholding obligations for Tax-Related Items. In this regard, the Participant authorizes the Corporation or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations, if any, with regard to all Tax-Related Items by one or a combination of the following:

(1)	withholding from the Participant’s wages or other cash compensation paid to the Participant by the Corporation and/or the Employer; or

(2)	withholding from the proceeds of the sale of shares acquired pursuant to the exercise of this Substitute Option, either through a voluntary sale or through a mandatory sale arranged by the Corporation (on the Participant’s behalf, pursuant to this authorization); or

(3)	withholding shares to be issued upon exercise of this Substitute Option;

provided, however, that if the Participant is subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended, then the Corporation will withhold in shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is not feasible under applicable tax or law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of (1), (2) and (3) above.

The Corporation may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including minimum rates or maximum applicable rates in applicable jurisdictions. In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the Common Stock equivalent), or if not refunded, the Participant may seek a refund from the applicable tax authorities. In the event of under-withholding, the Participant may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Corporation or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in shares, the Participant’ is deemed, for tax purposes, to have been issued the full number of shares subject to the portion of this Substitute Option that is exercised, notwithstanding that a number of shares is held back solely for the purpose of paying Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan or the Award.

The Participant shall pay to the Corporation or to the Employer any amount of Tax-Related Items that the Corporation or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan or the Award that cannot be satisfied by the means previously described. The Corporation may refuse to honor the exercise or deliver shares to the Participant’s if he or she fails to comply with his or her obligations in connection with the Tax-Related Items as described herein.

The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding the Participant’s participation in the Plan or the Award, or the acquisition or sale of the underlying shares. The Participant understands that he or she should consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan or the Award before taking any action related to the Plan.

The Corporation is located at 351 Phelps Drive Irving, TX 75038, USA and grants employees of the Corporation and its Affiliates the opportunity to participate in the Plan or receive the Award, at the Corporation’s sole discretion. If the Participant would like to participate in the Plan or receive the Award and is an employee in a country outside the European Economic Area, the Participant understands that he or she should review the following information about the Corporation’s data processing practices and declare his or her consent. If the Participant is an employee in a country that is a member of the European Economic Area, the Participant should review the information about the Corporation’s data processing practices set forth in Appendix A attached hereto.

(i)	Data Collection and Usage. The Corporation collects, processes and uses the Participant’s personal data, including, name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, citizenship, nationality, job title, any shares of stock or directorships held in the Corporation, and details of all awards, canceled, vested, or outstanding in the Participant’s favor, which the Corporation receives from the Participant or the Participant’s employer. If the Corporation offers the Participant the opportunity to participate in the Plan or to receive the Award, then the Corporation will collect the Participant’s personal data for purposes of allocating stock and implementing, administering and managing the Plan. The Corporation’s legal basis for the processing of the Participant’s personal data would be the Participant’s consent.

(ii)	Stock Plan Administration Service Providers. The Corporation transfers participant data to Fidelity Stock Plan Services, LLC or Merrill Lynch, each an independent service provider based in the United States, which assists the Corporation with the implementation, administration and management of the Plan. In the future, the Corporation may select a different service provider and share the Participant’s data with another company that serves in a similar manner. The Corporation’s service provider will open an account for the Participant. The Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to the Participant’s ability to participate in the Plan or the Award.

(iii)	International Data Transfers. The Corporation and its service providers are based in the United States. If the Participant is outside of the United States, the Participant should note that his or her country may have enacted data privacy laws that are different from the United States. The Corporation’s legal basis for the transfer of the Participant’s personal data is the Participant’s consent.

(iv)	Data Retention. The Corporation will use the Participant’s personal data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or the Award or as required to comply with legal or regulatory obligations, including under tax and security laws. This period may extend until the Participant’s employment or service with the Corporation is terminated, plus any additional time periods necessary for compliance with law, exercise or defense of legal rights, and archiving, back-up and deletion processes.

(v)	Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant’s participation in the Plan or the Award and the Participant’s grant of consent is purely voluntary. The Participant may deny or withdraw his or her consent at any time. If the Participant does not consent, or if he or she withdraws the consent, the Participant cannot participate in the Plan or the Award. This would not affect the Participant’s salary as an employee; the Participant would merely forfeit the opportunities associated with the Plan or the Award.

(vi)	Data Subject Rights. The Participant has a number of rights under data privacy laws in his or her country. Depending on where the Participant is based, the Participant’s rights may include the right to (i) request access or copies of personal data the Corporation processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with competent authorities in the Participant’s country, and/or (vii) a list with the names and addresses of any potential recipients of the personal data. To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights please contact the Corporation at Attn: Long-term Incentive Plan Administration at Kimberly Clark, 351 Phelps Drive Irving, TX 75038, USA.

The Participant also understands that the Corporation may rely on a different legal basis for the processing or transfer of data in the future and/or request that the Participant provides another data privacy consent.  If applicable and upon request of the Corporation, the Participant agrees to provide an executed acknowledgment or data privacy consent form to the Corporation or the Employer (or any other acknowledgments, agreements or consents) that the Corporation and/or the Employer may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future.  The Participant understands that the Participant will not be able to participate in the Plan or the Award if he or she fails to execute any such acknowledgment, agreement or consent requested by the Corporation and/or the Employer.

The Substitute Option may not be assigned, sold, encumbered, or in any way transferred or alienated.

The Participant understands that he or she is solely responsible for obtaining/providing whatever exchange control approvals, permits, licenses or notices, which may be necessary for the Participant to exercise the Substitute Option, acquire the shares or to hold or sell the shares subject to the Substitute Option. Neither the Corporation nor its Affiliates will be responsible for obtaining such approvals, licenses or permits, or for making any such notices, nor will the Corporation or its Affiliates be liable for any fines or penalties the Participant may incur for failure to obtain any required approvals, permits or licenses or to make any required notices.

In accepting the grant of this Award, the Participant acknowledges that he or she has received a copy of the Plan and the Award Agreement and has reviewed the Plan and the Award Agreement, including Appendix A, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including Appendix A.

The Participant acknowledges that he or she has read and specifically and expressly approves the following sections of the Award Agreement: Section 4(c) on Payment of Tax-Related Items; Section 7 on No Right of Continued Employment; Section 11 on Governing Law; the section on Acknowledgment of Conditions; and the Data Privacy Notice sections of both the Award Agreement and Appendix A for the Participant’s country.

The provisions of this Award Agreement are severable and if one or more of the provisions of this Award Agreement shall be held invalid, illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nonetheless be binding and enforceable. To the extent that any provisions of this Award Agreement are held to be invalid or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

The Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Award Agreement. Furthermore, if the Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Notwithstanding any provisions in this Award Agreement, this Substitute Option shall be subject to any additional terms and conditions set forth in Appendix A to this Award Agreement for the Participant’s country. Moreover, if the Participant relocates to any of the countries included in Appendix A, the additional terms and conditions for such country will apply to the Participant, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Award Agreement.

The Participant acknowledges that the grant of an Award is expressly conditioned on the non-competition provisions set forth in Sections 18 and 19.

The Corporation reserves the right to impose other requirements on the Participant’s participation in the Plan or the Award, on this Substitute Option and on any shares acquired under the Plan or the Award, to the extent that the Corporation determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan or the Award by electronic means. The Participant hereby consents to receive such documents by on-line delivery and agrees to participate in the Plan or the Award through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation.

A waiver by the Corporation of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by the Participant or any other participant.

The Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect the Participant’s ability to, directly or indirectly, accept, acquire, sell, or attempt to sell or otherwise dispose of shares of Common Stock or rights to shares of Common Stock (e.g., options) or rights linked to the value of shares of Common Stock during such times as the Participant is considered to have “inside information” regarding the Corporation (as defined by the laws in the applicable jurisdictions or the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell Corporation securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Corporation insider trading policy. The Participant is responsible for ensuring his or her compliance with any applicable restrictions and is advised to speak with his or her personal legal advisor on this matter.

The Participant’s country may have certain foreign asset and/or foreign account reporting requirements, tax and/or exchange controls which may affect the Participant’s ability to acquire or hold shares of Common Stock acquired under the Plan or the Award or cash received from participating in the Plan or the Award (including from any dividends paid on shares acquired under the Plan or the Award) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan or the Award to the Participant’s country through a designated bank or broker within a certain time after receipt. In addition, the Participant agrees to take any and all actions, and consent to any and all actions taken by the Corporation or the Employer as may be required to allow the Corporation or the Employer to comply with local laws, rules and regulations in the Participant's country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with their personal legal and tax obligations under local laws, rules and regulations in their country of residence (and country of employment, if different). The Participant should consult his or her personal legal advisor for any details.

The Participant acknowledges that he or she has reviewed the Corporation’s Code of Conduct. The Participant further acknowledges that he or she understands and will comply with the terms and standards contained in that Code of Conduct, including but not limited to the prohibition against retaliation, and specifically acknowledges that he or she has an obligation to report suspected violations of the Code of Conduct pursuant to the Corporation’s Escalation Policy.

Conclusion

The Participant certifies that he or she has read and understands the terms and conditions of the 2021 Equity Participation Plan (the "Plan"), the provisions of the applicable agreements and all other applicable documents (including any country-specific terms for the Participant’s country). The Participant hereby authorizes the Employer to furnish the Corporation (and any agent administering the Plan or providing recordkeeping services) with such information and data as it shall request in order to facilitate the grant of options and enable administration of the Plan and the Participant understands that such information shall be used only as long and to the extent necessary to administer the Participant’s participation in the Plan or the Award. The Participant agrees that his or her participation in the Plan and/or the Awards granted to the Participant under the Plan will be governed solely by provisions of U.S. law.

[KIMBERLY-CLARK CORPORATION

NONQUALIFIED STOCK OPTION

SUBSTITUTE AWARD AGREEMENT

(BELGIUM)

UNDERTAKING CONFIRMATION

The information in this Undertaking Confirmation applies only if the Participant accepted the Prior Option within sixty (60) days after the Original Grant Date. If the Participant did not accept the Prior Option within sixty (60) days after the Original Grant Date, this Undertaking Confirmation will not apply.

__________ (the “Participant”), having received automatically from Kimberly-Clark Corporation, a Delaware corporation (the “Corporation”), in the context of the merger with Kenvue Inc., a Substitute Award in the form of a stock option (the "Substitute Option" or the "Award") to purchase shares of the Corporation’s common stock pursuant to the Nonqualified Stock Option Substitute Award Agreement attached hereto (the “Award Agreement”), which Substitute Option is scheduled to vest in accordance with the vesting schedule provided by the Award Agreement, or earlier in certain circumstances in accordance with the terms and conditions of the Kimberly-Clark Corporation 2021 Equity Participation Plan and the Award Agreement, hereby agree as follows:

Taking into account that the Participant accepted the Prior Option (as defined below) within sixty (60) days after the Original Grant Date (as defined below) and that, with respect to the Prior Option, the Participant undertook not to exercise any portion of the Prior Option before the end of the third year following the year of the Original Grant Date, nor to transfer any portion thereof (except in case of death) during the term of the Prior Option (the “Undertaking”), this Undertaking having bene assumed pursuant to the second paragraph of section 6 of article 43 of the statute of March 26, 1999, for the purpose of obtaining a favorable valuation provided in the first paragraph of said section 6, the Participant hereby confirms the Undertaking, to the extent required and needed, as it relates to the Substitute Option.]23

23 This language is included for the options granted to Belgian employees only.

KIMBERLY-CLARK CORPORATION

NONQUALIFIED STOCK OPTION

SUBSTITUTE AWARD AGREEMENT

APPENDIX A

Certain capitalized terms used but not defined in this Appendix A have the meanings set forth in the Plan and/or the Award Agreement.

This Appendix A includes additional terms and conditions that govern this Substitute Option granted to the Participant under the Plan if the Participant resides and/or works in any of the countries listed below.

This Appendix A also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of October 2026. Such laws are often complex and change frequently. As a result, the Participant should not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information be out of date at exercise of this Substitute Option or the subsequent sale of shares acquired under the Plan or receipt of any dividends.

In addition, the information is general in nature and may not apply to the Participant’s particular situation, and the Corporation is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

Finally, if the Participant is a citizen or resident of a country other than the one in the Participant is currently residing and/or working, transferred or transfers employment and/or residency after the Grant Date or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to the Participant. The Corporation shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to the Participant in such circumstances.

EUROPEAN ECONOMIC AREA (INCLUDING THE UNITED KINGDOM) AND SWITZERLAND

Data Protection

For Participants resident in a country in the European Economic Area, Switzerland or the United Kingdom, the following language replaces in its entirety the data privacy section in the Acknowledgment of Conditions section of the Award Agreement:

(a)            The Participant is hereby notified of the collection, use and transfer outside of the European Economic Area, as described in the Award Agreement, in electronic or other form, of his or her Personal Data (defined below) by and among, as applicable, the Corporation and certain of its Affiliates for the exclusive and legitimate purpose of implementing, administering and managing the Participant’s participation in the Plan.

(b)            The Participant understands that the Corporation and the Employer hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Corporation, details of all entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Personal Data”), for the purpose of implementing, administering and managing the Plan.

(c)            The Participant understands that providing the Corporation with this Personal Data is necessary for the performance of the Award Agreement and that the Participant's refusal to provide the Personal Data would make it impossible for the Corporation to perform its contractual obligations and may affect the Participant's ability to participate in the Plan. The Participant's Personal Data shall be accessible within the Corporation only by the persons specifically charged with Personal Data processing operations and by the persons that need to access the Personal Data because of their duties and position in relation to the performance of the Award Agreement.

(d)            The Personal Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. This period may extend until the Participant’s employment or service with the Corporation is terminated, plus any additional time periods necessary for compliance with law, exercise or defense of legal rights, and archiving, back-up and deletion processes. The Participant may, at any time and without cost, contact Long-term Incentive Plan Administration at Kimberly Clark, 351 Phelps Drive Irving, TX 75038, USA to enforce his or her rights under the data protection laws in the Participant's country, which may include the right to (i) request access or copies of Personal Data subject to processing; (ii) request rectification of incorrect Personal Data; (iii) request deletion of Personal Data; (iv) request restriction on processing of Personal Data; (v) request portability of Personal Data; (vi) lodge complaints with competent authorities in the Participant's country; and/or (vii) request a list with the names and addresses of any potential recipients of Personal Data.

(e)            The Corporation provides appropriate safeguards for protecting Personal Data that it receives in the U.S. through its adherence to data transfer agreements entered into between the Corporation and its Affiliates within the European Union.

(f)            Further, the Participant understands that the Corporation will transfer Personal Data to Fidelity Stock Plan Services, LLC or Merrill Lynch, each an independent service provider, and/or such other third parties as may be selected by the Corporation, which are assisting the Corporation with the implementation, administration and management of the Plan. The Corporation may select a different service provider or additional service providers and share Personal Data with such other provider(s) serving in a similar manner. The Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

(g)            Fidelity Stock Plan Services, LLC and Merrill Lynch are based in the United States. The Participant's country or jurisdiction may have different data privacy laws and protections than the United States. Notwithstanding, by participating in the Plan, the Participant agrees to the transfer of his or her Personal Data to Fidelity Stock Plan Services, LLC or Merrill Lynch for the exclusive purpose of administering the Participant's participation in the Plan. The Corporation's legal basis, where required, for the transfer of Data to Fidelity Stock Plan Services, LLC or Merrill Lynch is the Participant's consent.

(h)            Finally, the Participant may choose to opt out of allowing the Corporation to share his or her Personal Data with Fidelity Stock Plan Services, LLC or Merrill Lynch and others as described above, although execution of such choice may mean the Corporation cannot grant awards under the Plan to the Participant. For questions about this choice or to make this choice, the Participant should contact Long-term Incentive Plan Administration at Kimberly Clark, 351 Phelps Drive Irving, TX 75038, USA.

ARGENTINA

Securities Law Information

The Substitute Option and the underlying shares of Common Stock have not been and will not be publicly issued, placed, distributed, offered or registered in the Argentine capital markets and, as a result, have not been and will not be registered with the Argentine Securities Commission (Comisión Nacional de Valores, “CNV”). Neither the Award Agreement nor any other offering material related to the Substitute Option nor the underlying shares of Common Stock may be utilized in connection with any general offering to the public in Argentina. Any Argentine resident who acquires shares of Common Stock under the Plan does so under their own responsibility under the terms of a private offering made to the Argentine resident from outside Argentina. Any Argentine resident who acquires shares of Common Stock shall not transfer such shares of Common Stock to any other person within six (6) months of acquiring the shares of Common Stock, unless the transaction is conducted outside Argentina and the shares of Common Stock are not sold back to the Corporation. Accordingly, the transfer restriction should not apply if shares of Common Stock are sold on the Nasdaq.

Foreign Asset/Account Reporting Information

Argentine residents must report any shares of Common Stock acquired under the Plan and held on December 31st of each year on their annual tax return for the year.

Exchange Control Information

Please note that exchange control regulations in Argentina are subject to frequent change. The Participant should consult with his or her personal legal advisor regarding any exchange control obligations the Participant may have in connection with the Participant’s participation in the Plan. The Participant must comply with any and all Argentine currency exchange restrictions, approvals and reporting requirements in connection with the exercise of the Substitute Option, the subsequent sale of any shares of Common Stock acquired upon exercise and the receipt of any dividends paid on such shares.

Labor Law Policy and Acknowledgement.

In accepting the Substitute Option, the Participant acknowledges and agrees that the Substitute Option grant is made by the Corporation (not the Employer) in its sole discretion and that the value of the Substitute Option or any shares of Common Stock acquired under the Plan shall not constitute salary or wages for any purpose under Argentine labor law, including, but not limited to, the calculation of (i) any labor benefits including, but not limited to, vacation pay, thirteenth salary, compensation in lieu of notice, annual bonus, disability, and leave of absence payments, etc., or (ii) any termination or severance indemnities or similar payments.

If, notwithstanding the foregoing, any benefits under the Plan are considered salary or wages for any purpose under Argentine labor law, the Participant acknowledges and agrees that such benefits shall not accrue more frequently than on the Scheduled Vesting Dates.

AUSTRALIA

Tax Information

The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the "Act") applies (subject to conditions in the Act).

Offer Document

This Substitute Option grant is being made under Division 1A, Part 7.12 of the Corporations Act 2001. Additional details and terms of the grant are set forth in the Australian Offer Document attached hereto. In the event of any inconsistency between the Plan, the Award Agreement and the terms set forth in the Australian Offer Document, the terms in the Australian Offer Document will prevail.

Please note that if the Participant offers shares of Common Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Participant should consult with their own personal legal advisor regarding your disclosure obligations prior to making any such offer.

Compliance with Laws

Notwithstanding anything else in the Plan or the Award Agreement, the Participant will not be entitled to and shall not claim any benefit under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth.) (the “Act”), any other provision of the Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits. Further, the Employer is under no obligation to seek or obtain the approval of its shareholders in a general meeting for the purpose of overcoming any such limitation or restriction.

ESS Offer Document

KIMBERLY CLARK CORPORATION

2021 EQUITY PARTICIPATION PLAN

OFFER OF STOCK OPTIONS

TO AUSTRALIAN RESIDENT EMPLOYEES

Investment in shares involves a degree of risk. Eligible employees who elect to participate in the Plan should monitor their participation and consider all risk factors relevant to the acquisition of Kimberly Clark Corporation common stock under the Plan as set out in this ESS Offer Document and the Additional Documents (as defined herein).

The information contained in this ESS Offer Document and the Additional Documents is general information only. It is not advice or information specific to any employee’s particular circumstances.

Employees should consider obtaining their own financial product advice from an independent person who is licensed by the Australian Securities & Investments Commission to give such advice.

OFFER OF STOCK OPTIONS
TO AUSTRALIAN RESIDENT EMPLOYEES

KIMBERLY CLARK CORPORATION
2021 EQUITY PARTICIPATION PLAN

We are pleased to provide you with this offer to participate in the Kimberly Clark Corporation 2021 Equity Incentive Plan (the “Plan”). This ESS Offer Document sets out information regarding the grant of substitute stock options (“Options”) over shares of common stock (“shares of Common Stock”) of Kimberly Clark Corporation (the “Corporation”) to Australian resident employees of the Corporation and its Affiliates.

The Corporation has adopted the Plan to provide long-term incentives to those employees with responsibility for the success and growth of the Corporation and its Affiliates, to associate more closely the interests of such persons with those of the Corporation’s shareholders, to assist the Corporation and its Affiliates in recruiting, retaining, and motivating a diverse and talented group of such persons on a competitive basis, and to help promote a pay-for-performance linkage for such persons.

Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.

1.	OFFER

This is an offer of Options with respect to shares of Common Stock.

2.	TERMS OF GRANT

The terms of the grant of Options incorporate the rules of the Plan, this ESS Offer Document and the applicable Nonqualified Stock Option Substitute Award Agreement, including any country-specific terms in Appendix A attached thereto (together, the “Agreement”). By accepting the grant of Options, you will be bound by the rules of the Plan, this ESS Offer Document and the Agreement.

This offer is being made under Division 1A of Part 7.12 of the Corporations Act 2001 (Cth) (the “Act”). For purposes of that Division, the Agreement is to be regarded as a part of this ESS Offer Document.

3.	ADDITIONAL DOCUMENTS

In addition to the information set out in this ESS Offer Document, you are being provided copies of the following documents:

(a)	the Plan;

(b)	the prospectus for the Plan (the “Plan Prospectus”);

(c)	the Agreement; and

(d)	the Employee Information Document for Australia.

(collectively, the “Additional Documents”).

The Agreement sets out, among other details, the vesting and exercise conditions applicable to your Options, information on the exercise and settlement of your Options and the consequences of a change in the nature or status of your employment.

The other Additional Documents provide further information to assist you to make an informed investment decision in relation to your participation in the Plan. Neither the Plan nor the Plan Prospectus is a prospectus for the purposes of the Act.

4.	RELIANCE ON STATEMENTS

You should not rely upon any oral statements made to you in relation to this offer. You should only rely upon the statements contained in this ESS Offer Document and the Additional Documents when considering your participation in the Plan.

5.	WHO IS ELIGIBLE TO PARTICIPATE?

You are eligible to participate in the Plan if, at the time of the offer, you are an employee of the Corporation or one of its Affiliates, and otherwise meet any eligibility requirements established under the Plan.

6.	ACCEPTING AN AWARD

The Agreement sets out additional terms and conditions of your and any terms related to acceptance of the Options.

7.	WHAT ARE THE MATERIAL TERMS OF THE OPTIONS?

(a)	What are Options?

Once vested, an Option gives its holder the right, but not the obligation, to purchase a specified number of shares of Common Stock at a specified exercise price.

(b)	Do I have to pay any money to receive the Options?

You pay no monetary consideration to receive the Options. However, you will have to pay an exercise price upon exercise of the Options in order to receive the shares of Common Stock.

(c)	How many shares of Common Stock will I receive upon exercise of my Options?

The details of your Option award, including the number of shares of Common Stock subject to the award and the exercise price, are set out in the Agreement.

(d)	When do I become a stockholder?

You are not a stockholder merely as a result of holding Options. The Options will not entitle you to any stockholder rights (e.g., the right to vote the shares of Common Stock or receive dividends, notices of meetings, proxy statements and other materials provided to stockholders) until you exercise the Options and receive shares of Common Stock. In this regard, you are not recorded as the owner of the shares of Common Stock prior to exercise. You should refer to the Agreement for details of the consequences of a change in the nature of your employment or service.

(e)	Can I transfer the Options to someone else?

No.  The Options are generally non-transferable, unless otherwise provided in the Agreement. However, once shares of Common Stock are issued at the exercise of Options, the shares of Common Stock will be freely tradeable (subject to the Corporation’s policies and applicable laws regarding insider trading). Please note that the disclosure obligations described in Section 10 below may apply.

Please note that, if you offer any shares of Common Stock for sale to a person or entity resident in Australia, your offer may be subject to disclosure requirements under Australian law. Please obtain legal advice on your disclosure obligations prior to making any such offer.

(f)	What happens if my employment with the Corporation or an Affiliate terminates?

Subject to certain exceptions, as detailed in the Agreement, your right to any unvested Options will terminate and you can only exercise any vested Options for a set period of time, when you terminate employment with the Corporation and its Affiliates. You should refer to the Plan and the Agreement for details of the effect of a termination on the Options.

8.	WHAT IS A COMMON SHARE IN THE CORPORATION?

Common stock of a U.S. corporation are analogous to ordinary shares of an Australian corporation. Each holder of common stock is entitled to one vote for every share held in the Corporation.

Dividends may be paid on the shares of Common Stock out of any funds of the Corporation legally available for dividends at the discretion of the board of directors of the Corporation.

The shares of Common Stock are traded on the Nasdaq in the United States of America and are traded under the symbol “KMB.”

The shares of Common Stock are not liable to any further calls for payment of capital or for other assessment by the Corporation and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.

9.	HOW CAN I OBTAIN UPDATED INDICATIVE EXAMPLES OF THE CURRENT MARKET PRICE IN AUSTRALIAN DOLLARS?

You may ascertain the current market price of the shares of Common Stock as traded on the Nasdaq at https://www.nasdaq.com/ under the ticker symbol “KMB.” The Australian dollar equivalent of that price can be obtained at: http://www.rba.gov.au/statistics/frequency/exchange-rates.html.

10.	WHAT ADDITIONAL RISK FACTORS APPLY TO AUSTRALIAN RESIDENTS’ PARTICIPATION IN THE PLAN?

Australian residents should have regard to risk factors relevant to investment in securities generally and, in particular, to the holding of the shares of Common Stock. For example, the price at which shares of Common Stock are quoted on the Nasdaq may increase or decrease due to a number of factors. There is no guarantee that the price of the shares of Common Stock will increase. Factors which may affect the price of the shares of Common Stock include fluctuations in the domestic and international market for listed stocks, general economic conditions, including interest rates, inflation rates, commodity and oil prices, changes to government fiscal, monetary or regulatory policies, legislation or regulation, the nature of the markets in which the Corporation operates and general operational and business risks.

More information about potential factors that could affect the Corporation’s business and financial results is included in the Corporation’s most recent Quarterly Report on Form 10-Q, available upon request. In addition, you should be aware that the Australian dollar value of the shares of Common Stock you may acquire at exercise will be affected by the U.S. dollar/Australian dollar exchange rate. Participation in the Plan involves certain risks related to fluctuations in this rate of exchange.

Please note that if you offer your shares of Common Stock for sale to a person or entity resident in Australia, your offer may be subject to disclosure requirements under Australian law. Please obtain legal advice on your disclosure obligations prior to making any such offer.

11.	PLAN MODIFICATION, TERMINATION, ETC.

Except as provided in the Plan, the Committee may at any time terminate or from time to time amend the Plan in whole or in part or alter any Agreement or other document evidencing an award, but no such action shall adversely affect any rights or obligations with respect to any awards granted prior to the date of such termination or amendment except to the extent that the Committee reasonably determines that such termination or amendment is necessary or appropriate to comply with applicable law or rules and regulations or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

12.	WHAT ARE THE AUSTRALIAN TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

The taxation consequences in Australia of participation in the Plan are set forth in the Employee Information Document for Australia distributed together with this ESS Offer Document as part of the Additional Documents.

13.	STATUTORY TERMS AND CONDITIONS

As noted above, this offer is being made under Division 1A of Part 7.12 of the Act. To comply with that Division, the following terms are included:

A. Application period

This offer remains open until the date specified in your Option documentation (the “Application Period”). You may accept this offer at any time up until then.

B. Acquisition of Options

You cannot acquire any share of Common Stock until at least 14 days after receiving this ESS Offer Document.

C Terms relating to disclosure

This offer is also subject to the following terms relating to disclosure:

(a)	this ESS Offer Document and the terms of the offer:

(i)	must not include a misleading or deceptive statement; and

(ii)	must not omit any information that would result in this document or terms of the offer being misleading or deceptive;

(b)	the Corporation must provide you with an updated ESS Offer Document as soon as practicable after becoming aware that the document that was provided has become out of date, or is otherwise not correct, in a material respect;

(c)	each person mentioned in items 2, 3 and 4 of the table below must notify, in writing, the Corporation as soon as practicable if, during the Application Period, the person becomes aware that:

(i)	a material statement in the documents mentioned in paragraph (a) is misleading or deceptive; or

(ii)	information was omitted from any of those documents that has resulted in one or more of those documents being misleading or deceptive; or

(iii)	a new circumstance has arisen during the Application Period which means the ESS Offer Document is out of date, or otherwise not correct, in a material respect; and

(d)	if you suffer loss or damage because of a contravention of a term of the offer covered by paragraph (a), (b) or (c) above, you can recover the amount of loss or damage in accordance with the table below.

For the purposes of paragraph (d) above, an ESS participant must be able to recover loss or damage in accordance with the following table:

Item	You may recover loss or damage suffered as a result of a contravention of	from these people...
1	a term of the offer covered by any of the following paragraphs: • paragraph (a) (misleading or deceptive statements and omissions); • paragraph (b) (out of date ESS Offer Document)	the Corporation
2	a term of the offer covered by any of the following paragraphs: • paragraph (a) (misleading or deceptive statements and omissions); • paragraph (b) (out of date ESS Offer Document)	each director of the Corporation
3	a term of the offer covered by any of the following paragraphs: • paragraph (a) (misleading or deceptive statements and omissions); • paragraph (b) (out of date ESS Offer Document)	a person named, with their consent, in an ESS Offer Document or the terms of the offer as a proposed director of the Corporation
4	a term of the offer covered by paragraph (a) (misleading or deceptive statements and omissions)

a person named, with their consent, in the ESS Offer Document or the terms of the offer as having made:

•      the misleading or deceptive statement; or

•      a statement on which the misleading or deceptive statement is based

5	a term of the offer covered by paragraph (c) (failure to notify the Corporation of misleading or deceptive statement and omissions or new circumstances)	the person mentioned in item 2, 3 or 4 of this table who failed to notify the Corporation in accordance with the term covered by paragraph (c)

D Exclusions from liability

A person mentioned in the table in section C above is not liable for any loss or damage suffered by you because of a contravention of a term of the offer covered by paragraph (a) or (b) of section C above if:

(a)	the person:

(i)	made all inquiries (if any) that were reasonable in the circumstances; and

(ii)	after doing so, believed on reasonable grounds that the statement was not misleading or deceptive; or

(b)	the person did not know that the statement was misleading or deceptive; or

(c)	the person placed reasonable reliance on information given to the person by:

(i)	if the person is a body corporate or a responsible entity of a registered scheme—someone other than a director, employee or agent of the body corporate or responsible entity; or

(ii)	if the person is an individual—someone other than an employee or agent of the individual; or

(d)	for a person mentioned in column 2 of item 3 or 4 of the table in section C above – the person proves that they publicly withdrew their consent to being named in the document in that way; or

(e)	the contravention arose because of a new circumstance that has arisen since the ESS Offer Document was prepared and the person proves that they were not aware of the matter.

*       *       *       *       *

We urge you to carefully review the information contained in this ESS Offer Document and the Additional Documents.

Kimberly Clark Corporation.

AUSTRIA

Foreign Asset/Account Reporting / Exchange Control Information

If the Participant holds shares of Common Stock acquired under the Plan outside of Austria, the Participant may be subject to reporting obligations to the Austrian National Bank. If the value of the shares meets or exceeds a certain threshold (currently EUR five (5) million), the Participant must report the securities held on a quarterly basis to the Austrian National Bank as of the last day of the quarter, on or before the 15th day of the month following the end of the calendar quarter. The Participant should contact his or her local bank in Austria for additional information concerning the Participant’s reporting obligations to the Austrian National Bank.

A separate reporting requirement applies if the Participant has non-Austrian cash accounts. If the transaction volume of all of the Participant’s cash accounts abroad meets or exceeds a specified threshold (currently EUR 10 million), the movements and the balance of all accounts must be reported monthly. Interest income must be reported, regardless of amount. The Participant is personally responsible for complying with applicable exchange control requirements in Austria.

BELGIUM

Foreign Asset/Account Reporting Information

Belgian residents are required to report any securities (e.g., shares of Common Stock) or bank accounts opened and maintained outside Belgium (e.g., any brokerage account opened in connection with the Plan) on their annual tax returns. Belgian residents are also required to complete a separate report providing the National Bank of Belgium with details regarding any such account, including the account number, the name of the bank in which such account is held and the country in which such account is located. The forms to complete this report are available on the website of the National Bank of Belgium. Belgian residents should consult with their personal tax advisors to determine their personal reporting obligations.

Stock Exchange Tax

A stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. broker. The Stock Exchange Tax likely will apply when the Participant sells shares of Common Stock. The Participant should consult with his or her personal tax advisor for additional details regarding the Participant’s obligations with respect to the Stock Exchange Tax.

Annual Securities Accounts Tax

An annual securities accounts tax may be payable if the total value of securities held in a Belgian or foreign securities account (e.g., shares of Common Stock acquired under the Plan) exceeds a certain threshold on four reference dates within the relevant reporting period (i.e., December 31, March 31, June 30 and September 30). In such cases, the tax will be due on the value of the qualifying securities held in such account. The Participant should consult with his or her personal tax advisor regarding the application of this tax.

BRAZIL

Compliance with Law

By accepting this Substitute Option, the Participant acknowledges that he or she agrees to comply with applicable Brazilian laws and pay any and all applicable taxes associated with the exercise of this Substitute Option, the receipt of any dividends, and the sale of shares of Common Stock acquired under the Plan.

Labor Law Acknowledgment

By accepting the Substitute Option and/or exercising the Substitute Option, the Participant agrees that (i) the Participant is making an investment decision; (ii) the exercise will be permitted only if the Substitute Option is vested, and (iii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease in value over without compensation to the Participant.

Exchange Control Information

If the Participant is resident or domiciled in Brazil, he or she will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$1,000,000. Assets and rights that must be reported include shares of Common Stock and may include Substitute Options.

Tax on Financial Transaction (IOF)

Payments to foreign countries and repatriation of funds into Brazil (including payment of the exercise price and proceeds from the sale) and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. It is the Participant's responsibility to comply with any applicable Tax on Financial Transactions arising from participation in the Plan. The Participant should consult with his or her personal tax advisor for additional details.

Settlement of Awards

The following provision applies if the Participant is a Qualifying Former Employee:

Due to regulatory requirements in Brazil, the Substitute Options will be settled in cash, not shares, equal to the difference between the Participant's Option Price and the Fair Market Value of the Common Stock on the date of exercise less any withholding obligation for Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Substitute Options are exercised and the time the cash payment is distributed to the Participant. The Corporation retains the discretion to pay the Substitute Options in shares if regulatory requirements change and the Corporation determines that payment of the Award in shares is permissible.

CANADA

Non-Qualified Securities

All or a portion of the shares of Common Stock subject to the Substitute Option may be “non-qualified securities” within the meaning of the Income Tax Act (Canada). The Corporation will provide the Participant with additional information and/or appropriate notification regarding the characterization of the Substitute Option for Canadian income tax purposes as may be required by the Income Tax Act (Canada) and the regulations thereunder.

Exercise of Substitute Option

The following provision supplements the “Exercise of Option” provision of the Award Agreement:

Due to tax and regulatory considerations in Canada, the Participant is prohibited from surrendering shares of Common Stock that they may already own to pay the Option Price or any tax obligation in connection with the Substitute Option.

Termination of Employment

The following provisions supplement the "Termination of Employment" provision of the Award Agreement:

For purposes of this Substitute Option, except as minimally required under applicable legislation or in the event of the other exemptions described in the paragraphs below, (i) the Participant's employment will be considered terminated and (ii) the Participant’s right, if any, to earn, seek damages in lieu of, vest in or otherwise benefit from any portion of the Substitute Option, the Award Agreement or the Plan will be measured by and immediately terminate, as of the date the Participant is no longer actually providing services to the Corporation or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any) (the “Termination Date”).

Except to the extent minimally required under applicable legislation, the Termination Date will exclude and will not be extended by any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under statute, contract, common/civil law or otherwise. Subject to the exemptions described in the paragraphs below, the Participant will not earn or be entitled to any pro-rated vesting or other benefits or participation under the Plan for that portion of time before the Termination Date, nor will the Participant be entitled to any compensation for lost vesting or other benefits or participation in the Plan. For clarity, any reference to the termination or cessation of the Participant’s employment, or to a termination date or date of termination, under the Plan or the Award Agreement, will be interpreted to mean the Termination Date as defined above.

Notwithstanding the foregoing, if applicable employment standards legislation requires continued vesting or other participation in the Plan during a statutory notice period, the Participant’s right to vest in the Substitute Option or otherwise participate in or benefit from the Award Agreement or the Plan, if any, will terminate effective upon the expiry of the minimum statutory notice period. For clarity, unless otherwise specified in this Award Agreement, the Participant will not earn or be entitled to pro-rated vesting or other benefits or participation if the Scheduled Vesting Date falls after the end of the statutory notice period, nor will the Participant be entitled to any compensation for lost vesting or other benefits or participation.

Unless otherwise described in the "Termination of Employment" provision of the Award Agreement, the Participant shall forfeit any unvested Substitute Option on the Termination Date.

Termination for Cause

The following provision supplements the "Termination for Cause" provision of the Award Agreement:

Any vested Substitute Options that have yet to be exercised shall only be forfeited pursuant to the "Termination for Cause" provision of the Award Agreement if (i) permitted under applicable legislation and (ii) due to the Participant’s conduct, the Corporation or Affiliate is permitted to terminate the Participant’s employment without notice, pay in lieu of notice or severance pay under applicable legislation.

Labor Law Policy and Acknowledgement

These provisions replace the fourth and sixth paragraphs of the Acknowledgment of Conditions section of the Award Agreement:

The value of this Substitute Option and the shares of Common Stock covered by this Substitute Option, and the income from and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Corporation or, if different, the Employer, and which are outside the scope of the Participant’s employment contract, if any, and are not intended to replace any pension rights or compensation. Except as minimally required under applicable legislation, the Substitute Option and the shares of Common Stock covered by this Substitute Option, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension, retirement or welfare benefits or similar payments and in no event shall be considered as compensation for, or relating in any way to, past services for the Corporation, the Employer or any other Affiliate.

Except as minimally required under applicable legislation, no claim or entitlement to compensation or damages shall arise from forfeiture of this Substitute Option or diminution in value of this Substitute Option resulting from termination of the Participant’s employment by the Corporation or the Employer (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws).

Securities Law Information

The Participant is permitted to sell shares of Common Stock acquired through the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such shares of Common Stock takes place outside of Canada through the facilities of a stock exchange on which the shares are listed. The shares of Common Stock are currently listed on the Nasdaq in the United States of America.

Foreign Asset/Account Reporting Information

Foreign specified property (including shares of Common Stock) held by Canadian residents must be reported annually on Form T1135 (Foreign Income Verification Statement) if the total cost of such foreign specified property exceeds C$100,000 at any time during the year. Foreign specified property includes shares of Common Stock acquired under the Plan and may include the Substitute Option. The Substitute Options must be reported - generally at a nil cost - if the $100,000 cost threshold is exceeded because of other foreign property the Participant holds. If shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares. The ACB would normally equal the Fair Market Value of the shares at exercise, but if the Participant owns other shares, this ACB may have to be averaged with the ACB of the other shares owned by the Participant. If due, the Form must be filed by April 30 of the following year. The Participant should speak with a personal tax advisor to determine the scope of foreign property that must be considered for purposes of this requirement.

The following provisions will apply to the Participant if they are resident in Quebec:

The Participant hereby authorizes the Corporation and the Corporation’s representatives, including the broker(s) designated by the Corporation, to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Corporation, any Affiliate and the plan administrators to disclose and discuss the Plan with their advisors. The Participant further authorizes the Corporation and any Affiliate to record such information and to keep such information in the Participant’s employee file. The Participant acknowledges that the Participant’s personal information, including any sensitive personal information, may be transferred or disclosed outside the Province of Quebec, including to the United States. Finally, the Participant acknowledges that the Corporation, the Employer or any other Affiliate or other parties involved in the administration of the Plan use technology for profiling purposes and to make automated decisions that may have an impact on the Participant or the administration of the Plan.

Language

A French translation of the Plan and the Award Agreement can be made available to the Participant as soon as reasonably practicable upon the Participant’s request. The Participant understands that, from time to time, additional information related to the offering of the Plan might be provided in English and such information may not be immediately available in French. However, upon request, the Corporation will translate into French documents related to the offering of the Plan as soon as reasonably practicable.

Une traduction française du Plan et de l'Accord d'Attribution êtremise à la disposition de Participant dès que raisonnablement possible à la demande de l'Participant. Le Participant comprend que, de temps à autre, des informations supplémentaires liées à l'offre du Plan peuvent être fournies en anglais et que ces informations peuvent ne pas être immédiatement disponibles en français. Cependant, sur demande, la Société traduira en français les documents relatifs à l'offre du Plan dès que raisonnablement possible.

CHILE

Securities Law Information

The Substitute Option constitutes a private offering of securities in Chile effective as of the Grant Date and is expressly subject to general ruling N° 336 of the Chilean Commission for the Financial Market (“CMF”). The Substitute Option refers to securities not registered at the securities registry or at the foreign securities registry of the CMF, and, therefore, such securities are not subject to oversight of the CMF. Given that the shares of Common Stock underlying the Substitute Option are not registered in Chile, the Corporation is not required to provide public information about the Substitute Option or the shares of Common Stock in Chile. Unless the Substitute Option and/or the shares of Common Stock are registered with the CMF, a public offering of such securities cannot be made in Chile.

Exchange Control Information

The Participant is not required to repatriate funds obtained from the sale of shares or the receipt of any dividends. However, if the Participant decides to repatriate such funds, the Participant must do so through the Formal Exchange Market if the amount of the funds exceeds US$10,000. In such case, the Participant must report the payment to a commercial bank or registered foreign exchange office receiving the funds.

Foreign Asset/Account Reporting Information

The Chilean Internal Revenue Service (the “CIRS”) requires all taxpayers to provide information annually regarding (i) the results of investments held abroad and (ii) any taxes paid abroad which the taxpayers will use as a credit against Chilean income tax. The sworn statements disclosing this information (or Formularios) must be submitted electronically through the CIRS website, www.sii.cl, using Form 1929, which is due on July 1 each year.

CHINA

The following terms apply only to individuals who are subject to exchange control restrictions in the People’s Republic of China (the “PRC”), as determined by the Corporation in its sole discretion:

TERMS AND CONDITIONS

Restriction on Exercise

As determined by the Corporation in its sole discretion, the Participant may not be permitted to exercise any Substitute Options and/or sell shares of Common Stock unless and until the necessary approvals for the Plan have been obtained from the State Administration of Foreign Exchange (“SAFE”) and remain in place. Further, the Corporation is under no obligation to issue shares of Common Stock if the Corporation has not or does not obtain SAFE approval or if any such SAFE approval subsequently becomes invalid or ceases to be in effect by the time the Participant exercises the Option.

Exercise of Substitute Option.

The following provision supplements the “Exercise of Option” provision of the Award Agreement:

The Participant will be required to pay the Option Price for any shares of Common Stock subject to the Substitute Option granted hereunder by a cashless exercise, such that a number of shares sufficient to satisfy the Option Price will be sold immediately upon exercise. The net cash proceeds of the sale, less the Option Price, any amounts required to cover withholding obligations for Tax-Related Items and broker’s fees or commissions, will be remitted to the Participant. The Corporation reserves the right to provide additional methods of exercise in the future.

Termination of Employment

In the event of the Participant’s termination of Employment with the Corporation or an Affiliate, the Corporation may require the sale of any shares of Common Stock the Participant may then hold, or any other shares of Common Stock the Participant may then hold which were issued to the Participant pursuant to any Award granted to the Participant under the Plan or any predecessor plan, following the Date of Termination within such period as may be required by SAFE and determined by the Corporation in its sole discretion to be a reasonable period). The Participant understands and agrees that the Corporation is authorized to instruct its designated broker to assist with the mandatory sale of such shares of Common Stock on the Participant’s behalf pursuant to this authorization, and the Participant expressly authorizes the designated broker to complete the sale of such shares. The Participant understands and agrees that the Corporation’s designated broker is under no obligation to arrange for the sale of shares at any particular price. The Participant also agrees to sign any agreements, forms or consents that may be reasonably requested by the Corporation (or the Corporation’s designated broker) to effectuate the sale of the shares of Common Stock (including, without limitation, as to the transfer of the proceeds and other exchange control matters noted below) and to otherwise cooperate with the Corporation with respect to such matters, provided, that, the Participant shall not be permitted to exercise any influence over how, when or whether the sales occur. Upon the sale of the shares of Common Stock, the Corporation agrees to pay the Participant the net cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy applicable Tax-Related Items.

Designated Broker Account

If shares of Common Stock issued upon exercise of the Substitute Option are not immediately sold, the Participant acknowledges that they are required to maintain the shares of Common Stock in an account with the designated broker selected by the Corporation until the shares of Common Stock are sold through such Corporation-designated broker. If the Corporation changes its designated broker or a change is required by a successor, the Participant acknowledges and agrees that the Corporation may transfer any shares of Common Stock issued under the Plan to the new designated brokerage firm, if necessary for legal or administrative reasons. The Participant agrees to sign any documentation necessary to facilitate the transfer of shares of Common Stock.

Exchange Control Requirements

The Participant understands and agrees that, pursuant to local exchange control requirements, the Participant will be required to immediately repatriate the cash proceeds from the sale of shares of Common Stock issued upon the exercise of the Substitute Option to China. The Participant further understands that, under applicable laws, such repatriation of cash proceeds will need to be effectuated through a special exchange control account established by the Corporation (or any Affiliate), and the Participant hereby consents and agrees that any proceeds from the sale of shares of Common Stock will be transferred to such special account prior to being delivered to the Participant. Proceeds may be paid to the Participant in U.S. dollars or local currency at the Corporation’s discretion. If the proceeds are paid to the Participant in U.S. dollars, the Participant will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited in this account. If the proceeds are paid to the Participant in local currency, the Corporation is under no obligation to secure any particular currency conversion rate, and the Participant understands that the Corporation may face delays in converting the proceeds to local currency due to exchange control restrictions in China. The Participant agrees to bear any currency fluctuation risk between the date the Substitute Option is exercised and the time that (i) any amounts to satisfy withholding obligations for Tax-Related Items are converted to local currency and remitted to the tax authorities, and (ii) net proceeds are converted to local currency and distributed to the Participant. The Participant acknowledges that neither the Corporation nor any Affiliate will be held liable for any delay in delivering the proceeds to the Participant. The Participant agrees to sign any agreements, forms and/or consents that may be requested by the Corporation or the Corporation’s designated broker to effectuate any of the remittances, transfers, conversions or other processes affecting the proceeds.

The Participant further agrees to comply with any other requirements that may be imposed by the Corporation in the future in order to facilitate compliance with exchange control requirements in China.

COLOMBIA

Securities Law Information

The shares of Common Stock are not and will not be registered in the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and therefore the shares of Common Stock may not be offered to the public in Colombia. Nothing in this document should be construed as the making of a public offer of securities in Colombia. An offer of shares of Common Stock to employees will not be considered a public offer provided that it meets the conditions set forth in Article 6.1.1.1.1 in Decree 2555,2010. In the event that the Corporation, in its sole discretion, determines that the offer of the Awards in Colombia may constitute a “public offer of securities”, the Participant understands and agrees that the Corporation may, in its sole discretion, cease to offer participation in the Plan in Colombia. In the event that the Corporation exercises its discretion to cease offering the Plan in Colombia, the Participant will no longer be permitted to participate in the Plan as of the date established by the Corporation.

Exchange Control Information

Colombian residents must register shares of Common Stock acquired under the Plan, regardless of value, with the Central Bank of Colombia (Banco de la República) as foreign investment held abroad. In addition, the liquidation of such investments must be transferred through the Colombian foreign exchange market (e.g. local banks), which includes the obligation of correctly completing and filing the appropriate foreign exchange form (declaración de cambio). The Participant is responsible for complying with applicable exchange control requirements in Colombia.

Foreign Asset/Account Reporting Information

The Participant must file an informative return with the Colombian Tax Office detailing any assets held abroad. If the individual value of any of these assets exceeds a certain threshold, the Participant must describe each asset and indicate the jurisdiction in which it is located, its nature and its value.

Acknowledgment of Conditions

The following provision supplements the Acknowledgment of Conditions section of the Award Agreement:

The Participant acknowledges that pursuant to Article 128 of the Colombian Labor Code, the Plan and related benefits do not constitute a component of the Participant's “salary” for any legal purpose. To this extent, they will not be included for purposes of calculating any labor benefits, such as legal/fringe benefits, vacation, indemnities, payroll taxes, social insurance contributions and/or any other labor-related amount which may be payable.

CZECH REPUBLIC

Exchange Control Information

The Czech National Bank may require the Participant to fulfill certain notification duties in relation to the acquisition of shares of Common Stock and the opening and maintenance of a foreign account (e.g., may be required to report foreign direct investment, financial credits from abroad, investment in foreign securities, and associated collections and payments). However, because exchange control regulations change frequently and without notice, the Participant should consult with his or her personal legal advisor prior to the exercise of this Substitute Option and the sale of Common Stock to ensure compliance with current regulations. It is the Participant’s responsibility to comply with any applicable Czech exchange control laws.

DOMINICAN REPUBLIC

There are no country-specific provisions.

ECUADOR

Foreign Asset/Account Reporting Information

Individuals who are resident or domiciled in Ecuador are generally required to file an annual Net Worth Declaration with the Internal Revenue Service of Ecuador if the aggregate value of assets held by such individuals exceeds certain thresholds. Assets included in this annual declaration include shares of Common Stock acquired under the Plan. The Net Worth Declaration must be filed in May of the following year using the electronic form on the tax authorities’ website (www.sri.gob.ec). Penalties will apply to a late filing, and it is not possible to seek an extension.

In addition, Ecuadorian resident individuals are required to report on an annual basis, all monetary assets held in foreign financial entities in excess of US$100,000. The Participant should consult their legal or tax advisor to ensure compliance with all applicable reporting obligations.

Settlement of Awards

The following provision applies if the Participant is a Qualifying Former Employee:

Due to regulatory requirements in Ecuador, the Substitute Options will be settled in cash, not shares, equal to the difference between the Participant's Option Price and the Fair Market Value of the Common Stock on the date of exercise less any withholding obligation for Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Substitute Options are exercised and the time the cash payment is distributed to the Participant. The Corporation retains the discretion to pay the Substitute Options in shares if regulatory requirements change and the Corporation determines that payment of the Award in shares is permissible.

EGYPT

Exchange Control Information

If the Participant transfers funds into Egypt (e.g., proceeds from the sale of shares of Common Stock), the Participant is required to transfer the funds through a bank registered in Egypt. The Participant is personally responsible for complying with applicable exchange control requirements in Egypt.

FINLAND

There are no country-specific provisions.

FRANCE

Consent to Receive Information in English

By accepting the Award Agreement providing for the terms and conditions of the Participant’s grant, the Participant confirms having read and understood the documents relating to this grant (the Plan, the French Sub-Plan, the Award Agreement and this Appendix A), which were provided in the English language. The Participant accepts the terms of those documents accordingly.

En acceptant le Contrat d'Attribution décrivant les termes et conditions de l’attribution, le participant confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan U.S., le Sous-Plan français, le Contrat d’Attribution et la présente Annexe A) qui ont été communiqués en langue anglaise. Le participant accepte les termes en connaissance de cause.

Foreign Asset/Account Reporting Information

French residents holding shares of Common Stock outside of France or maintaining a foreign bank or brokerage account are required to report such to the French tax authorities when filing their annual tax returns, including any accounts that were closed during the year. Further, failure to comply could trigger significant penalties. The Participant should consult their personal tax advisor regarding the applicable reporting requirements.

The following provision applies if the Participant is a Qualifying Former Employee:

The Substitute Option granted to the Participant under the Award Agreement is not intended to constitute an Award that qualifies for the special tax and social security treatment in France applicable to stock options.

The following provisions apply if the Participant is employed by the Corporation or an Affiliate as of the Grant Date:

French-Qualified Status

The Substitute Option granted to the Participant under the Award Agreement is intended to constitute an Award that qualifies for the special tax and social security treatment in France applicable to stock options granted under Sections L. 225-177 to L. 225-186 and Sections L. 22-10-56 to L. 22-10-58 of the French Commercial Code, as amended (the “French-Qualified Option”). As such, the Substitute Option is granted pursuant to the Rules of the Kimberly-Clark Corporation 2021 Equity Participation Plan for Stock Options, Restricted Share Units and Performance Awards Granted to Participants in France (the “French Sub-Plan”).

The French Sub-Plan and this France section of Appendix A modify the terms of the Plan and the Award Agreement with respect to the Substitute Option. In the event of any conflict among the French Sub-Plan, the Plan, the Award Agreement and this Appendix A, the French Sub-Plan and the provisions of this France section of Appendix A shall prevail with respect to the Substitute Option granted to you under the Award Agreement.

Certain events, including any adjustment, amendment, acceleration, assumption or substitution of the Substitute Option, may affect its status as a French-Qualified Option. The Corporation does not make any undertaking or representation to maintain the French-Qualified status of the Substitute Option or of the underlying shares of Common Stock.

By accepting the Award, the Participant acknowledges that they have received a copy of the Plan, the Award Agreement, including this Appendix A, and the French Sub-Plan.

Option Price

The Option Price applicable to the Substitute Option is specified in the Award Agreement and was determined in connection with the substitution of the Prior Option in accordance with the Merger Agreement.

The Substitute Option is intended to retain the Option Price and economic terms of the Prior Option, as adjusted in connection with the Merger. The Option Price shall not be modified following the Grant Date, except as permitted under the French Sub-Plan and applicable French law.

Settlement in Shares Only

Notwithstanding anything to the contrary in the Plan or the Award Agreement, the Substitute Option shall be settled exclusively through the issuance or transfer of shares of Common Stock upon exercise and shall not be settled in cash.

If the Corporation determines that the issuance or transfer of shares of Common Stock is not practicable or feasible, the Corporation may suspend or delay the issuance or transfer of the shares of Common Stock following a valid exercise of the Substitute Option until such issuance or transfer becomes practicable or feasible, subject to the requirements of the French Sub-Plan and applicable French law.

Termination of Employment due to Death

Notwithstanding anything to the contrary in the Plan or the Award Agreement, upon the death of the Participant while Employed, all outstanding Substitute Options shall become immediately vested and exercisable.

The Participant’s heirs or the legal representative of his or her estate may exercise the outstanding Substitute Option during the six-month period immediately following the Participant’s death, subject to the Corporation’s receipt of a written notice of exercise in a form satisfactory to the Corporation, together with such supporting documentation as the Corporation may reasonably require.

Any portion of the Substitute Option that remains unexercised at the end of the six-month period following the Participant’s death shall automatically expire and be forfeited, notwithstanding any later Expiration Date otherwise applicable under the Award Agreement.

If the Participant dies following the termination of their Employment while any vested portion of the Substitute Option remains outstanding, the Participant’s heirs or the legal representative of their estate may exercise such vested portion during the six-month period immediately following the Participant’s death, subject to the Corporation’s receipt of a written notice of exercise in a form satisfactory to the Corporation, together with such supporting documentation as the Corporation may reasonably require. Any portion that remains unexercised at the end of such six-month period shall automatically expire and be forfeited.

GERMANY

Exchange Control Information

Cross-border payments in excess of €50,000 must be reported monthly to the German Federal Bank (Bundesbank). If the Participant makes or receives a payment in excess of this amount (including if the Participant acquires shares of Common Stock with a value in excess of this amount or sells shares of Common Stock via a foreign broker, bank or service provider and receives proceeds in excess of this amount, and/or if the Corporation withholds or sells shares of Common Stock with a value in excess of this amount to cover Tax-Related Items), the Participant must report the payment and/or the value of the shares of Common Stock withheld or sold to Bundesbank electronically using the "General Statistics Reporting Portal" (“Allgemeine Meldeportal Statistik”) available on the Bundesbank’s website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within such other timing as permitted or required by Bundesbank.

Foreign Asset/Account Reporting Information

If the Participant’s acquisition of shares of Common Stock leads to a so-called qualified participation at any point during the calendar year, the Participant will need to report the acquisition when he or she files a tax return for the relevant year. A qualified participation occurs only if (i) the Participant owns 1% or more of the Corporation or (ii) the Participant holds shares of Common Stock exceeding 10% of the Corporation’s total Common Stock.

GREECE

Exchange Control Information

If the Participant exercises the Substitute Option through a cash exercise, withdraws funds from a bank in Greece and remits those funds out of Greece, the Participant may be required to submit a written application to the bank. If the Participant exercises the Substitute Option by way of a cashless method of exercise, this application will not be required since no funds will be remitted out of Greece.

GUATEMALA

Language Waiver

By participating in the Plan, the Participant acknowledges that he or she is proficient in reading and understanding English and fully understands the terms of the Plan, or, alternatively, that the Participant will seek appropriate assistance to understand the terms and conditions in the Award Agreement and this Appendix A.

HONG KONG

Securities Law Warning

The offer of this Substitute Option and the shares of Common Stock covered by this Substitute Option do not constitute a public offering of securities under Hong Kong law and are available only to Participants of the Corporation or its Affiliates participating in the Plan. The Participant should be aware that the Plan, the Plan prospectus and the contents of this Award Agreement (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, (ii) have not been reviewed by any regulatory authority in Hong Kong, and (iii) are intended only for the personal use of each Participant and may not be distributed to any other person. The Participant is advised to exercise caution in relation to the offer. If the Participant is in any doubt about any of the contents of the Award Agreement, including this Appendix A, or the Plan, the Participant should obtain independent professional advice.

Sale of Shares

In the event that any portion of this Substitute Option vests within six months of the Grant Date, the Participant agrees that he or she will not offer to the public or otherwise dispose of the shares acquired prior to the six-month anniversary of the Grant Date. Any shares of Common Stock acquired under the Plan are accepted as a personal investment.

HUNGARY

There are no country-specific provisions.

INDIA

Tax Collection at Source

If the Participant remits funds from India to pay the Option Price, the Participant may be subject to Tax Collection at Source (“TCS”) if the Participant’s annual remittances out of India exceed a certain amount. The Participant may be required to provide a declaration to the bank remitting the funds to determine if the TCS limit has been reached. If deemed necessary to comply with applicable laws, the Corporation may require the Participant to pay the Option Price for the shares of Common Stock purchased at exercise, and any Tax-Related Items through a cashless exercise method.

Exchange Control Information

The Participant is required to repatriate any funds received from participation in the Plan (e.g., proceeds from the sale of shares of Common Stock) to India and convert such funds into local currency within specified timeframes as required under applicable regulations. The Participant further understands that the Participant must retain the foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. The Participant may be required to provide information regarding funds received from participation in the Plan to the Corporation and/or the Employer to enable them to comply with their filing requirements under exchange control laws in India.

Foreign Asset/Account Reporting Information

The Participant must declare foreign bank accounts and any foreign financial assets (including shares of Common Stock acquired under the Plan) in the Participant’s annual tax return. It is the Participant’s responsibility to comply with this reporting obligation, and the Participant should consult with his or her personal tax advisor to determine such personal reporting obligations.

Settlement of Awards

The following provision applies if the Participant is a Qualifying Former Employee:

Due to regulatory requirements in India, the Substitute Options will be settled in cash, not shares, equal to the difference between the Participant's Option Price and the Fair Market Value of the Common Stock on the date of exercise less any withholding obligation for Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Substitute Options are exercised and the time the cash payment is distributed to the Participant. The Corporation retains the discretion to pay the Substitute Options in shares if regulatory requirements change and the Corporation determines that payment of the Award in shares is permissible.

INDONESIA

Exchange Control Information

In general, no exchange control approvals are required in Indonesia. However, foreign exchange activity is subject to certain reporting requirements. For foreign currency transactions exceeding US$25,000, the underlying document of that transaction will have to be submitted to the relevant local bank.

If there is a change of position of any foreign asset the Participant holds (including shares of Common Stock acquired under the Plan), the Participant must report this change in position (i.e., the sale of shares of Common Stock) to the Bank of Indonesia no later than the 15th day of the month following the change in position.

If the Participant repatriates funds (e.g., proceeds form the sale of shares of Common Stock) into Indonesia, the Indonesian bank through which the transaction is made will submit a report of the transaction to the Bank of Indonesia. For transactions of US$10,000 or more (or its equivalent in local currency), a more details description of the transaction must be included in the report and the Participant may be required to provide information about the transaction to the bank in order to complete the transaction.

Foreign Asset/Account Reporting Information

Indonesian residents have the obligation to report worldwide assets (including foreign accounts and shares of Common Stock acquired under the Plan) in their annual individual income tax return.

Language Consent

By accepting the Substitute Options, the Participant (i) confirms having read and understood the documents relating to the grant (i.e., the Plan and the Award Agreement) which were provided in the English language, (ii) accepts the terms of those documents accordingly, and (iii) agrees not to challenge the validity of this document based on Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).

Persetujuan Bahasa

Dengan menerima opsi, anda (i) memberikan konfirmasi bahwa anda telah membaca dan memahami dokumen-dokumen berkaitan dengan pemberian ini (yaitu, Program dan Perjanjian) yang disediakan dalam Bahasa Inggris, (ii) menerima persyaratan di dalam dokumen-dokumen tersebut, dan (iii) setuju untuk tidak mengajukan keberatan atas keberlakuan dari dokumen ini berdasarkan Undang-Undang No. 24 Tahun 2009 tentang Bendera, Bahasa dan Lambang Negara serta Lagu Kebangsaan ataupun Peraturan Presiden sebagai pelaksanaannya (ketika diterbitkan).

IRELAND

Director Notification Requirement

If the Participant is a director, shadow director or secretary of an Irish Affiliate, the Participant must notify the Irish Affiliate in writing upon (a) receiving or disposing of an interest in the Corporation (e.g., option, shares of Common Stock, etc.), (b) becoming aware of the event giving rise to the notification requirement, or (c) becoming a director or secretary if such an interest exists at the time, in each case if the interest represents more than 1% of the Corporation’s share capital or voting rights. This notification requirement also applies with respect to the interests of any spouse or minor children (whose interests will be attributed to the director, shadow director or secretary).

ITALY

Plan Document Acknowledgment

In accepting the grant of this Substitute Option, the Participant acknowledges that he or she has received a copy of the Plan and the Award Agreement and has reviewed the Plan and the Award Agreement, including this Appendix A, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including this Appendix A.

The Participant acknowledges that he or she has read and specifically and expressly approves the following sections of the Award Agreement: the Payment of Tax-Related Items section; the Termination of Employment section; the No Right of Continued Employment section; the Governing Law section; the section on Acknowledgment of Conditions; and the Data Privacy Notice section included in this Appendix A.

Foreign Asset/Account Reporting Information

Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and shares of Common Stock) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

Foreign Asset Tax Information

The value of financial assets held outside of Italy (including shares of Common Stock) by Italian residents is subject to a foreign asset tax. The taxable amount will be the fair market value of the financial assets (e.g., shares of Common Stock acquired under the Plan) assessed at the end of the calendar year.

JAPAN

Exchange Control Information

If the Participant acquires shares of Common Stock valued at more than ¥100,000,000 in a single transaction, the Participant must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of the shares. The forms to make these reports may be acquired at the Bank of Japan.

In addition, if the Participant pays more than ¥30,000,000 in a single transaction for the purchase of shares when the Participant exercises this Substitute Option, the Participant must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

A Payment Report is required independently from a Securities Acquisition Report. Therefore, if the total amount that the Participant pays upon a one-time transaction for exercising this Substitute Option and purchasing shares of Common Stock exceeds ¥100,000,000, then the Participant must file both a Payment Report and a Securities Acquisition Report.

Foreign Asset/Account Reporting Information

Japanese residents will be required to report to the Tax Office details of any assets (including any shares of Common Stock acquired under the Plan) held outside of Japan as of December 31st of each year, to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15th of the following year. The Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies to the Participant and whether the Participant will be required to report details of any outstanding options or shares of Common Stock held by the Participant in the report.

KOREA

Exchange Control Information

If the Participant remits funds out of Korea to purchase shares of Common Stock under the Plan, a foreign exchange bank in Korea may need to “confirm” the remittance. This is an automatic procedure, i.e., the bank does not need to “approve” the remittance, and it should take no more than a single day to process. The Participant likely will need to present the bank processing the transaction with the following supporting documents evidencing the nature of the remittance: (i) the Award Agreement; (ii) the Plan; and (iii) the Participant’s certificate of employment. This confirmation is not necessary for cashless exercises since there is no remittance out of Korea.

In addition, Korean residents who sell shares of Common Stock acquired under the Plan or receive cash dividends may have to file a report with a Korean foreign exchange bank, provided the proceeds are in excess of a certain threshold (currently USD 5,000 per transaction) and deposited into a non-Korean bank account. A report may not be required if proceeds are deposited into a non-Korean brokerage account. The Participant is responsible for complying with any applicable exchange control reporting obligations in Korea and should consult with a personal legal advisor to determine their obligations.

Foreign Asset / Account Reporting

Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts holding shares of Common Stock, etc.) in countries that have not entered into an “inter-governmental agreement for automatic exchange of tax information” with Korea to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds a certain threshold (currently KRW 500 million or an equivalent amount in foreign currency) on any month-end date during a calendar year. The Participant should consult their personal tax advisor regarding reporting requirements in Korea, including whether or not there is an applicable inter-governmental agreement between Korea and any other country where the Participant may hold shares of Commons Stock or cash acquired in connection with the Plan.

LATVIA

There are no country-specific provisions.

MALAYSIA

Director Notification Obligation

If the Participant is a director of a Malaysian Affiliate, the Participant is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when the Participant receives or disposes of an interest (e.g., an option or shares of Common Stock) in the Corporation or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Corporation or any related company.

Settlement of Awards

The following provision applies if the Participant is a Qualifying Former Employee:

Due to regulatory requirements in Malaysia, the Substitute Options will be settled in cash, not shares, equal to the difference between the Participant's Option Price and the Fair Market Value of the Common Stock on the date of exercise less any withholding obligation for Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Substitute Options are exercised and the time the cash payment is distributed to the Participant. The Corporation retains the discretion to pay the Substitute Options in shares if regulatory requirements change and the Corporation determines that payment of the Award in shares is permissible.

MEXICO

Modification

By accepting this Substitute Option, the Participant understands and agrees that any modification of the Plan or the Award Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Acknowledgment of Grant

In accepting this Substitute Option, the Participant acknowledges that the Participant has received a copy of the Plan and the Award Agreement, including this Appendix A, has reviewed the Plan and the Award Agreement, including this Appendix A, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including this Appendix A. The Participant further acknowledges that the Participant has read and specifically and expressly approves the Acknowledgment of Conditions section of the Award Agreement, in which the following is clearly described and established:

(1)	The Participant’s participation in the Plan does not constitute an acquired right.

(2)	The Plan and the Participant’s participation in the Plan are offered by the Corporation on a wholly discretionary basis.

(3)	The Participant’s participation in the Plan is voluntary.

(4)	Neither the Corporation nor any Affiliate is responsible for any decrease in the value of this Substitute Option and/or shares of Common Stock acquired under the Plan.

Labor Law Acknowledgment and Policy Statement

In accepting the grant of this Substitute Option, the Participant expressly recognizes that the Corporation, with registered offices at 351 Phelps Drive, Irving, Texas 75038, U.S.A., is solely responsible for the administration of the Plan and that the Participant’s participation in the Plan and acquisition of shares of Common Stock do not constitute an employment relationship between the Participant and the Corporation since the Participant is participating in the Plan on a wholly commercial basis. Based on the foregoing, the Participant expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between the Participant and the Employer and do not form part of the employment conditions and/or benefits provided by their Employer, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.

The Participant further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of the Corporation; therefore, the Corporation reserves the absolute right to amend and/or discontinue the Participant’s participation at any time without any liability to the Participant.

Finally, the Participant hereby declares that he or she does not reserve to himself or herself any action or right to bring any claim against the Corporation for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Participant therefore grants a full and broad release to the Corporation, its shareholders, officers, agents, or legal representatives or Affiliates with respect to any claim that may arise.

Spanish Translation

Modificación

Al aceptar el otorgamiento de etsa Opción Sustitutiva, el Empleado entiende y acuerda que cualquier modificación al Plan o al Acuerdo o su terminación, no cambiará o disminuirá los términos y condiciones de empleo.

Reconocimiento del Otorgamiento

Al aceptar el otorgamiento de la opción de Compra de Acciones, el Empleado está de acuerdo en haber recibido una copia del Plan, del Acuerdo incluyendo el presente Anexo “A” y ha revisado el Plan y el Acuerdo, incluyendo este Anexo “A” en su totalidad y comprende y acepta todas las disposiciones previstas en el Plan, en el Acuerdo, incluyendo el presente Anexo “A”. Asimismo, el Empleado reconoce que ha leído y manifiesta su específica y expresa conformidad con los términos y condiciones establecidos del Acuerdo, en el cual claramente se describe y establece lo siguiente:

(1)	La participación del Empleado en el Plan no constituye un derecho adquirido.

(2)	El Plan y la participación del Empleado en el Plan se ofrecen por la Compañía de forma completamente discrecional.

(3)	La participación del Empleado en el Plan es voluntaria.

(4)	Ni la Compañía ni sus Afiliadas son responsables por la reducción del valor de la opción de Compra de Acciones emitida bajo el Plan.

Reconocimiento de la Legislación Laboral y Declaracion de la Politica

Al aceptar el otorgamiento de etsa Opción Sustitutiva, el Participante expresamente reconoce que Kimberly-Clark Corporación con oficinas registradas en 351 Phelps Drive, Irving, Texas 75038, EE.UU., es la única responsable por la administración del Plan y que la participación del Participante en el Plan y en su caso la adquisición de las Opciones de Compra de Acciones o Acciones no constituyen ni podrán interpretarse como una relación de trabajo entre el Participante y Kimberly-Clark Corporación, ya que el Participante participa en el Plan en un marco totalmente comercial. Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que pudieran derivar de la participación en el Plan no establecen derecho alguno entre el Participante y el Empleador y no forma parte de las condiciones laborales ni de los beneficios que este le proporciona, y que cualquier modificación al Plan o su terminación no constituye un cambio o impedimento de los términos y condiciones de la relación de trabajo del Participante.

Asimismo, el Empleado reconoce que su participación en el Plan es resultado de una decisión unilateral y discrecional de Kimberly-Clark Corporation por lo tanto, Kimberly-Clark Corporation se reserva el absoluto derecho de modificar y/o terminar la participación del Empleado en cualquier momento y sin responsabilidad alguna frente el Empleado.

Finalmente, el Empleado por este medio declara que no se reserva derecho o acción alguna que ejercitar en contra de Kimberly-Clark Corporation por cualquier compensación o daño en relación con las disposiciones del Plan o de los beneficios derivados del Plan y por lo tanto, el Empleado otorga el más amplio finiquito que en derecho proceda a Kimberly-Clark Corporation , sus afiliadas, subsidiarias, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales en relación con cualquier demanda que pudiera surgir.

Securities Law Informatin

The Substitute Options and the shares of Common Stock offered under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Award Agreement and any other document relating to the Substitute Options may not be publicly distributed in Mexico. These materials are addressed to the Participant only because of their existing relationship with the Corporation and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of the Mexican subsidiary of the Corporation made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.

Settlement of Awards

The following provision applies if the Participant is a Qualifying Former Employee:

Due to regulatory requirements in Mexico, the Substitute Options will be settled in cash, not shares, equal to the difference between the Participant's Option Price and the Fair Market Value of the Common Stock on the date of exercise less any withholding obligation for Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Substitute Options are exercised and the time the cash payment is distributed to the Participant. The Corporation retains the discretion to pay the Substitute Options in shares if regulatory requirements change and the Corporation determines that payment of the Award in shares is permissible.

NETHERLANDS

There are no country-specific provisions.

NEW ZEALAND

Securities Law Information

The Participant is being offered Substitute Options which, if exercised, will entitle the Participant to acquire shares of Common Stock in accordance with the terms of the Award Agreement and the Plan. The shares of Common Stock, if issued, will give the Participant a stake in the ownership of the Corporation. The Participant may receive a return if dividends are paid.

If the Corporation runs into financial difficulties and is wound up, the Participant will be paid only after all creditors and holders of preferred shares (if any) have been paid. The Participant may lose some or all of the Participant’s investment, if any.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, the Participant may not be given all the information usually required. The Participant will also have fewer other legal protections for this investment. The Participant is advised to ask questions, read all documents carefully, and seek independent financial advice before committing.

The shares of Common Stock are quoted on the Nasdaq in the United States of America. This means that if the Participant acquires shares of Common Stock under the Plan, the Participant may be able to sell the shares of Common Stock on the Nasdaq if there are interested buyers. The Participant may get less than the Participant invested. The price will depend on the demand for the shares of Common Stock.

For a copy of the Corporation’s most recent financial statements (and, where applicable, a copy of the auditor’s report on those financial statements), as well as information on risk factors impacting the Corporation’s business that may affect the value of the shares of Common Stock, the Participant should refer to the risk factors discussion on the Corporation’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Corporation’s “Investor Relations” website at http://investor.kimberly-clark.com/index.cfm.

Settlement of Awards

The following provision applies if the Participant is a Qualifying Former Employee:

Due to regulatory requirements in New Zealand, the Substitute Options will be settled in cash, not shares, equal to the difference between the Participant's Option Price and the Fair Market Value of the Common Stock on the date of exercise less any withholding obligation for Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Substitute Options are exercised and the time the cash payment is distributed to the Participant. The Corporation retains the discretion to pay the Substitute Options in shares if regulatory requirements change and the Corporation determines that payment of the Award in shares is permissible.

NORWAY

Foreign Asset/Account Reporting Information

Norwegian residents may be subject to foreign asset reporting as part of their ordinary tax return. Norwegian banks, financial institutions, limited companies etc. must report certain information to the Tax Administration. Such information may then be pre-completed in a Norwegian resident’s tax return. However, if the resident has traded, or is the owner of, financial instruments (e.g., Shares) not pre-completed in the tax return, the Norwegian resident must enter this information in Form RF-1159, which is an appendix to the tax return. The Participant should consult with their personal advisor(s) regarding any personal foreign asset/foreign account tax obligations they may have in connection with the Participant’s participation in the Plan.

PARAGUAY

There are no country-specific provisions.

PERU

Securities Law Information

The offer of this Substitute Option is considered a private offering in Peru; therefore, it is not subject to registration in Peru. For more information concerning the offer, please refer to the Plan, the Award Agreement and any other materials or documentation made available by the Corporation. For more information regarding the Corporation, please refer to the Corporation’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available at www.sec.gov, as well as the Corporation’s “Investor Relations” website at http://investor.kimberly-clark.com.

Labor Law Acknowledgment

By accepting the Award, the Participant acknowledges that the Substitute Options are being granted ex gratia to the Participant.

PHILIPPINES

Substitute Options Payable in Cash Only

Notwithstanding anything in the Award Agreement, Substitute granted to Participants in the Philippines do not provide any right for the Participant to receive shares of Common Stock and shall be paid only in cash through local payroll in an amount equal to the difference between the Participant's Option Price and the fair market value of the Common Stock on the date of exercise less any Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Substitute Options are exercised and the time the cash payment is distributed to the Participant through local payroll. The Corporation reserves the right to settle the Substitute Options in shares of Common Stock to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons.

POLAND

Foreign Asset/Account Reporting Information

Polish resident holding foreign securities (e.g., shares of Common Stock) and/or maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances regarding such securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets possessed abroad) exceeds certain thresholds. If required, the reports must be filed on a quarterly basis on special forms that are available on the website of the National Bank of Poland. Polish residents should consult with their personal tax advisor to determine their personal reporting obligations.

Exchange Control Information

Transfers of funds into and out of Poland in excess of €15,000 (or PLN 15,000 if such transfer of funds is connected with business activity of an entrepreneur) must be made via a bank account held at a bank in Poland. Additionally, Polish residents are required to store all documents connected with any foreign exchange transactions that Polish residents are engaged in for a period of five years, as measured from the end of the year in which such transaction occurred.

PORTUGAL

Language Consent

The Participant hereby declares that the Participant has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and Award Agreement.

Por meio do presente, eu declaro expressamente que tem pleno conhecimento da língua Inglesa e que li, compreendi e livremente aceitei e concordei com os termos e condições estabelecidas no Plano e no Acordo.

PUERTO RICO

Settlement of Awards

The following provision applies if the Participant is a Qualifying Former Employee:

Due to regulatory requirements in Puerto Rico, the Substitute Options will be settled in cash, not shares, equal to the difference between the Participant's Option Price and the Fair Market Value of the Common Stock on the date of exercise less any withholding obligation for Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Substitute Options are exercised and the time the cash payment is distributed to the Participant. The Corporation retains the discretion to pay the Substitute Options in shares if regulatory requirements change and the Corporation determines that payment of the Award in shares is permissible.

ROMANIA

Language Consent

By accepting the Substitute Options, the Participant acknowledges that the Participant is proficient in reading and understanding English and fully understands the terms of the documents related to the Substitute Option (the Award Agreement and the Plan), which were provided in the English language.  The Participant accepts the terms of these documents accordingly.

Consimtamant cu privire la limba.

Prin acceptarea Opțiunilor Substitutive, Participantul confirmă că abilitatea de a citi și înțelege limba engleză și înțelege pe deplin termenii Opțiunilor Substitutive (Acordul și Planul), care au fost furnizate în limba engleză. Participantul acceptă termenii acestor documente.

Exchange Control Information

If the Participant deposits the proceeds from the sale of shares of Common Stock in a bank account in Romania, he or she may be required to provide the Romanian bank with appropriate documentation explaining the source of the funds. The Participant is personally responsible for complying with applicable exchange control requirements in Romania.

SAUDI ARABIA

Securities Law Information

This document may not be distributed in the Kingdom except to such persons as are permitted under the Rules on the Offer of Securities and Continuing Obligations issued by the Capital Market Authority.

The Capital Market Authority does not make any representation as to the accuracy or completeness of this document, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If the Participant does not understand the contents of this document, the Participant should consult an authorized financial adviser.

Settlement of Awards

The following provision applies if the Participant is a Qualifying Former Employee:

Due to regulatory requirements in Saudi Arabia, the Substitute Options will be settled in cash, not shares, equal to the difference between the Participant's Option Price and the Fair Market Value of the Common Stock on the date of exercise less any withholding obligation for Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Substitute Options are exercised and the time the cash payment is distributed to the Participant. The Corporation retains the discretion to pay the Substitute Options in shares if regulatory requirements change and the Corporation determines that payment of the Award in shares is permissible.

SINGAPORE

Sale Restriction

The Participant agrees that any shares of Common Stock acquired under the Plan will not be offered for sale in Singapore prior to the six-month anniversary of the Grant Date, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”), or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.

Securities Law Information

This Substitute Option is being granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying shares of Common Stock being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.

Director Notification Obligation

If the Participant is a director, associate director or shadow director of a Singapore Affiliate, the Participant is subject to certain notification requirements under the Singapore Companies Act (Cap. 50, Rev Ed 2006). Among these requirements is an obligation to notify the Singapore Affiliate in writing when the Participant receives an interest (e.g., an option or shares) in the Corporation or any Affiliate. In addition, the Participant must notify the Singapore Affiliate when he or she sells shares of the Corporation or of any Affiliate (including when the Participant sells shares acquired upon exercise of this Substitute Option). These notifications must be made within two business days of (i) acquiring or disposing of any interest in the Corporation or any Affiliate, or (ii) any change in a previously-disclosed interest (e.g., upon exercise of the Substitute Options or when shares of Common Stock acquired under the Plan are subsequently sold). In addition, a notification of the Participant’s interests in the Corporation or any Affiliate must be made within two business days of becoming a director, associate director or shadow director.

SOUTH AFRICA

Tax Acknowledgment

By accepting this Substitute Option, the Participant agrees to notify the Employer of the amount of any gain realized upon exercise of this Substitute Option. If the Participant fails to advise the Employer of the gain realized upon exercise, the Participant may be liable for a fine. The Participant will be responsible for paying any difference between the actual tax liability and the amount withheld.

If the Participant uses cash to exercise this Substitute Option and purchase shares, rather than a cashless exercise method, the Participant must first obtain a “Tax Clearance Certificate (in Respect of Foreign Investment)” from the South African Reserve Service ("SARS"). The Participant must renew this Tax Clearance Certificate every twelve months, or such other period as may be required by SARS. The Participant must also complete a transfer of funds application form to transfer the funds. The Tax Clearance Certificate should be presented to a dealer of the Exchange Control Department of the South Africa Reserve Bank (it is likely that the Participant’s bank will qualify as such a dealer), together with a completed application form to transfer funds. No transfer of funds may be completed unless the original Tax Clearance Certificate bears the official stamp and signature of the Office of Receiver of Revenue of SARS.

Exchange Control Information

To participate in the Plan, the Participant must comply with exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa.

Upon application, the Participant is subject to an overall offshore investment allowance of ZAR11,000,000. The first ZAR1,000,000 of the annual investment allowance requires no Tax Clearance Certificate to be issued to the employee. The next ZAR10,000,000 requires a Tax Clearance Certificate. This limit does not apply to non-resident employees. This is a cumulative allowance, and Participant's ability to remit funds for the purchase of shares will be reduced if Participant’s foreign investment limit is utilized to make an investment offshore that is unrelated to the Plan. If the ZAR11,000,000 limit is exceeded, the Participant may still apply to transfer funds for the exercise of this Substitute Option; however, should approval be given, typically the shares obtained from the exercise must be sold immediately and the proceeds exceeding ZAR11,000,000 repatriated to South Africa.

If the Participant exercises this Substitute Option using either the cashless sell-all exercise method or the cashless sell-to-cover method, it is not necessary to obtain a Tax Clearance Certificate (as described above) or a transfer of funds application form.  In addition, under a cashless sell-to-cover method, the Participant may acquire and hold shares up to any amount, even in excess of ZAR11,000,000.  The value of the shares acquired using a cashless sell-to-cover exercise method will not be counted against the ZAR11,000,000 limit.  The sale proceeds of such shares may be held offshore and will not count against the investment limit.

Because the Exchange Control Regulations change frequently and without notice, the Participant understands that he or she should consult a legal advisor prior to the purchase or sale of shares under the Plan to ensure compliance with current regulations. The Participant understands that it is his or her responsibility to comply with South African exchange control laws, and neither the Corporation nor the Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws.

Securities Law Information

In compliance with South African securities law, the Participant acknowledges that the documents listed below are available for review at the addresses listed below:

a)	The Corporation's most recent annual financial statements: http://investor.kimberly-clark.com/sec.cfm?DocType=Annual&Year;

b)	The Corporation's most recent Plan prospectus may be accessed online through Fidelity Stock Plan Services, LLC or Merrill Lynch, or such other stock plan service provider as may be selected by the Corporation in the future.

A copy of the above documents will be sent free of charge upon written request to Stock Plan Administrator, P.O. Box 619100, Dallas, Texas 75261-9100. In addition, the Participant should contact his or her tax advisor for specific information concerning his or her personal tax situation with regard to Plan participation.

Settlement of Awards

The following provision applies if the Participant is a Qualifying Former Employee:

Due to regulatory requirements in South Africa, the Substitute Options will be settled in cash, not shares, equal to the difference between the Participant's Option Price and the Fair Market Value of the Common Stock on the date of exercise less any withholding obligation for Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Substitute Options are exercised and the time the cash payment is distributed to the Participant. The Corporation retains the discretion to pay the Substitute Options in shares if regulatory requirements change and the Corporation determines that payment of the Award in shares is permissible.

SPAIN

Securities Law Information

No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of this Substitute Option. The Award Agreement (including this Appendix A) has not been, nor will it be, registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Labor Law Acknowledgment

By accepting this Substitute Option, the Participant acknowledges that he or she understands and agrees to participation in the Plan and that he or she has received a copy of the Plan.

The Participant understands that the Corporation has unilaterally, gratuitously and discretionally decided to grant Options under the Plan to individuals who may be employees of the Corporation or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Corporation or any of its Affiliates on an ongoing basis. Consequently, the Participant understands that any grant is given on the assumption and condition that it shall not become a part of any employment contract (either with the Corporation or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of this Substitute Option and the underlying shares is unknown and unpredictable. In addition, the Participant understands that this grant would not be made but for the assumptions and conditions referred to above; thus, the Participant understands, acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then this Substitute Option shall be null and void.

Further, the Participant understands that this Substitute Option is a conditional right. Except as otherwise set forth in the Award Agreement, the Participant shall forfeit any unvested portion of this Substitute Option upon termination of Employment. Consequently, the Participant may automatically lose any rights to the Substitute Options that were not vested on the date of termination of the Participant’s Employment, as described in the Plan and the Award Agreement.

Exchange Control Information

The Participant may be required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including any shares of Common Stock acquired under the Plan) and any transactions with non-Spanish residents (including any payments of shares of Common Stock made to the Participant by the Corporation) depending on the value of such accounts and instruments and the amount of the transactions during the relevant year as of December 31 of the relevant year.

Foreign Asset/Account Reporting Information

If the Participant holds rights or assets (e.g., shares of Common Stock or cash held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., shares of Common Stock, cash, etc.) as of December 31 each year, the Participant is required to report certain information regarding such rights and assets on tax form 720.  After such rights and/or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000 or if the ownership of the assets is transferred or relinquished during the year.  The reporting must be completed by the following March 31.

SWEDEN

Tax Withholding

The following information supplements the information regarding Tax-Related Items in the Acknowledgment of Conditions section of the Award Agreement:

Without limiting the Corporation’s or the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in the Award Agreement, by accepting the Substitute Option, the Participant authorizes the Corporation to withhold shares of Common Stock or to sell shares of Common Stock otherwise deliverable to the Participant upon exercise to satisfy Tax-Related Items, regardless of whether the Corporation and/or the Employer have an obligation to withhold such Tax-Related Items.

SWITZERLAND

Securities Law Information

Neither this document nor any other materials relating to the Substitute Option (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than a participant or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).

TAIWAN

Data Privacy

The following provision supplements the data privacy section in the Acknowledgment of Conditions section of the Award Agreement:

The Participant acknowledges that he or she has read and understands the terms regarding collection, processing and transfer of data contained in the Acknowledgment of Conditions section of the Award Agreement and, by participating in the Plan the Participant agrees to such terms. In this regard, upon request of the Corporation or the Employer, the Participant agrees to provide any executed data privacy consent form to the Employer or the Corporation (or any other agreements or consents that may be required by the Employer or the Corporation) that the Corporation and/or the Employer may deem necessary to obtain under the data privacy laws now or in the future. The Participant understands that he or she will not be able to participate in the Plan if the Participant fails to execute any such consent or agreement.

Securities Law Information

The offer of participation in the Plan is available only for employees of the Corporation and its Affiliates. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Exchange Control Information

Taiwanese residents may acquire and remit foreign currency (including proceeds from the sale of shares of Common Stock or the receipt of dividends) into and out of Taiwan up to US$10,000,000 per year. If the transaction amount is TWD500,000 or more in a single transaction, the Participant must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.

THAILAND

Exchange Control Information

If the Participant receives proceeds from the sale of shares of Common Stock or cash dividends in relation to the shares of Common Stock in excess of US$1,000,000 in a single transaction, the Participant must immediately repatriate all the funds to Thailand (or utilize such funds offshore for permissible purposes) and convert the funds to Thai Baht within 360 days of repatriation or deposit the funds in an authorized foreign exchange account in Thailand. The Participant is also required to provide details of the transaction (i.e., identification information and purpose of the transaction) to the receiving bank.

The Participant should consult their personal advisor prior to taking any action with respect to remittance of proceeds from the sale of shares of Common Stock into Thailand. The Participant is responsible for ensuring compliance with all exchange control laws in Thailand.

Settlement of Awards

The following provision applies if the Participant is a Qualifying Former Employee:

Due to regulatory requirements in Thailand, the Substitute Options will be settled in cash, not shares, equal to the difference between the Participant's Option Price and the Fair Market Value of the Common Stock on the date of exercise less any withholding obligation for Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Substitute Options are exercised and the time the cash payment is distributed to the Participant. The Corporation retains the discretion to pay the Substitute Options in shares if regulatory requirements change and the Corporation determines that payment of the Award in shares is permissible.

TURKEY

Securities Law Information

Turkish residents are not permitted to sell shares of Common Stock acquired under the Plan in Turkey. Turkish residents must sell the shares of Common Stock acquired under the Plan outside of Turkey. The Shares are currently traded on the Nasdaq in the U.S. under the ticker symbol “KMB” and shares of Common Stock may be sold on this exchange.

Exchange Control Information

Under Turkish law, Turkish residents are permitted to purchase and sell securities or derivatives traded on exchanges abroad only through a financial intermediary licensed in Turkey.  Therefore, the Participant may be required to appoint a Turkish broker to assist him or her with the exercise of the Substitute Option or the sale of the shares of Common Stock acquired under the Plan.  The Participant should consult his or her personal legal advisor before selling any shares of Common Stock acquired under the Plan to confirm the applicability of this requirement to the Participant.

UKRAINE

Substitute Options Payable in Cash Only

Notwithstanding anything in the Award Agreement, Substitute granted to Participants in the Ukraine do not provide any right for the Participant to receive shares of Common Stock and shall be paid only in cash through local payroll in an amount equal to the difference between the Participant's Option Price and the Fair Market Value of the Common Stock on the date of exercise less any Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Substitute Options are exercised and the time the cash payment is distributed to the Participant through local payroll. The Corporation reserves the right to settle the Substitute Options in shares of Common Stock to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons.

UNITED ARAB EMIRATES

Securities Law Information

The offer of the Substitute Option is available only for select employees of the Corporation and its Affiliates and is in the nature of providing employee incentives in the United Arab Emirates. The Plan and the Award Agreement are intended for distribution only to such employees and must not be delivered to, or relied on, by any other person. Prospective purchasers of securities should conduct their own due diligence.

The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with this statement, including the Plan and the Award Agreement, or any other incidental communication materials distributed in connection with this Substitute Option. Further, neither the Ministry of Economy nor the Dubai Department of Economic Development has approved this statement nor taken steps to verify the information set out in it, and has no responsibility for it. Residents of the United Arab Emirates who have any questions regarding the contents of the Plan and the Award Agreement should obtain independent professional advice.

Settlement of Awards

The following provision applies if the Participant is a Qualifying Former Employee:

Due to regulatory requirements in United Arab Emirates, the Substitute Options will be settled in cash, not shares, equal to the difference between the Participant's Option Price and the Fair Market Value of the Common Stock on the date of exercise less any withholding obligation for Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Substitute Options are exercised and the time the cash payment is distributed to the Participant. The Corporation retains the discretion to pay the Substitute Options in shares if regulatory requirements change and the Corporation determines that payment of the Award in shares is permissible.

UNITED KINGDOM

Tax Acknowledgment

The following information supplements the information regarding Tax-Related Items in the Acknowledgment of Conditions section of the Award Agreement:

Without limitation to the information regarding Tax-Related Items in the Award Agreement, the Participant agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Corporation or, if different, the Employer or by HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant agrees to indemnify and keep indemnified the Corporation and/or the Employer for all Tax-Related Items that they are required to pay, or withhold or have paid or will pay to HMRC on the Participant’s behalf (or any other tax authority or any other relevant authority) and authorizes the Corporation and/or the Employer to recover such amounts by any of the means referred to in the Acknowledgment of Conditions section of the Award Agreement.

Notwithstanding the foregoing, if the Participant is an executive officer or director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Participant understands that he or she may not be able to indemnify the Corporation for the amount of any Tax-Related Items not collected from or paid by the Participant, if the indemnification could be considered a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable.

The Participant acknowledges that the Participant ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Corporation or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which the Corporation and/or the Employer may also recover from the Participant at any time thereafter by any of the means referred to in the Acknowledgment of Conditions section of the Award Agreement.

UNITED STATES

California	Nothing in this Award Agreement prevents the Participant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Participant has reason to believe is unlawful.
Colorado	Nothing in this Award Agreement limits the Participant’s ability to disclose or discuss, either orally or in writing, any alleged discriminatory or unfair employment practice. This Award Agreement does not prohibit disclosure of information that arises from the Participant’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that the Participant otherwise has a right to disclose as legally protected conduct.
Hawaii	Nothing in this Award Agreement prevents the Participant from disclosing or discussing sexual harassment or sexual assault occurring in the workplace, at work-related events, between employees, or between an employer and an employee.
Illinois

Nothing in this Award Agreement prevents the Participant from engaging in protected concerted activity to address work-related issues, including prospective or future concerted activity related to workplace conditions.

Nothing in this Award Agreement prevents the Participant from making truthful statements or disclosures regarding unlawful employment practices or from reporting any allegations of unlawful conduct to federal, state, or local officials for investigation, including, but not limited to, alleged criminal conduct or unlawful employment practices, or from testifying in administrative, legislative, arbitral, or judicial proceedings concerning alleged criminal conduct or unlawful employment practices, or from participating in depositions in any such proceedings, when required or requested to do so by court order, subpoena or other written government request.

For any disputes arising under Section 19, the choice of law and venue shall be the state of Illinois..

Maine	Nothing in this Award Agreement prevents the Participant from disclosing or discussing unlawful employment discrimination occurring in the workplace or at work-related events.
New Jersey	Nothing in this Award Agreement requires the Participant to conceal the details relating to a claim of discrimination, retaliation, or harassment.

New York	Nothing in this Award Agreement prevents the Participant from (a) disclosing factual information related to any future claim of discrimination or (b) making any disclosure relating to any claim the factual foundation for which involves unlawful discrimination, including discriminatory harassment, or retaliation (including disclosure of the underlying facts and circumstances of the claim).
Oregon	Nothing in the Award Agreement prevents the Participant from disclosing or discussing conduct (a) that constitutes discrimination prohibited by ORS 659A.030 (Discrimination because of race, color, religion, sex, sexual orientation, gender identity, national origin, marital status, age or expunged juvenile record prohibited), including conduct that constitutes sexual assault, or by ORS 659A.082 (Discrimination against person for service in uniformed service prohibited) or 659A.112 (Employment discrimination), and (b) that occurred between employees or between an employer and an employee in the workplace or at a work-related event that is off the employment premises and coordinated by or through the employer, or between an employer and an employee off the employment premises.
Rhode Island	Nothing in this Award Agreement requires that alleged violations of civil rights or alleged unlawful conduct remain confidential.
Tennessee	Nothing in this Award Agreement prevents the Participant from disclosing sexual harassment in the workplace.
Vermont	Nothing in this Award Agreement restricts the Participant’s right to oppose, disclose or report sexual harassment.
Virginia	Nothing in this Award Agreement requires the Participant to conceal the details relating to a claim of sexual assault or sexual harassment.
Washington	Nothing in this Award Agreement (or any other agreement signed by the Participant) prevents the Participant from disclosing or discussing conduct, or the existence of a settlement involving conduct, that the Participant reasonably believed under Washington state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.
Wisconsin	The Participant’s confidentiality obligations outlined in Section 19(e) of this Award Agreement with regard to any particular Confidential Information shall commence immediately upon the Participant first having access to such Confidential Information and shall continue during and after employment with the Corporation and its Affiliates until such time as such Confidential Information has become public knowledge other than as a result of the Participant’s breach of this Award Agreement or breach by those acting in concert with the Participant or on the Participant’s behalf, and shall last for two (2) years after the Participant’s employment with the Corporation or its Affiliates ends. Except for “trade secrets” as defined in Wisconsin Statutes §134.90, which are governed by that statute, (a) “Confidential Information” is limited to information that is not generally known to the public (other than through Participant’s disclosure in breach of contract or violation of applicable law) and that would be of value to a competitor if known to that competitor, and (b) the prohibition on disclosure and use of Confidential Information shall apply only (i) during employment and for a period of two years after employment ends and (ii) within the geographic area in which the Corporation and its Affiliates were engaged in business at any time during the most recent three months of Participant’s employment with the Corporation and its Affiliates.

VIETNAM

Substitute Options Payable in Cash Only

Notwithstanding anything in the Award Agreement, Substitute granted to Participants in Vietnam do not provide any right for the Participant to receive shares of Common Stock and shall be paid only in cash through local payroll in an amount equal to the difference between the Participant's Option Price and the Fair Market Value of the Common Stock on the date of exercise less any Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Substitute Options are exercised and the time the cash payment is distributed to the Participant through local payroll. The Corporation reserves the right to settle the Substitute Options in shares of Common Stock to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons.